UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                 Washington, DC 20549









                    FORM U-3A-2

                  File No. 69-302











        Statement by Holding Company Claiming
        Exemption under Rule U-3A-2 from the
      Provisions of the Public Utility Holding
               Company Act of 1935



                   FPL GROUP, INC.



       To Be Filed Annually Prior to March 1






                           Page 1 of 66

FPL Group, Inc. hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. FPL Group, Inc. (FPL Group), the claimant, is a Florida corporation, organized in 1984, with its principal executive offices at 700 Universe Boulevard, Juno Beach, Florida 33408. FPL Group's business is the holding of all the outstanding capital stock of its subsidiaries. For information regarding FPL Group's subsidiaries as of December 31, 1998, see Appendix 1.

2. The claimant's only subsidiary public utility company is Florida Power & Light (FPL), a Florida corporation, which is an electric utility. As of December 31, 1998, FPL and the claimant had the following generating facilities:



                                                                        No. of                  Net Warm Weather
                 Facility                            Location           Units      Fuel      Peaking Capability (mw)
FPL:
STEAM TURBINES
  Cape Canaveral .........................     Cocoa, FL                   2      Oil/Gas                 800
  Cutler .................................     Miami, FL                   2      Gas                     215
  Fort Myers .............................     Fort Myers, FL              2      Oil                     544
  Manatee ................................     Parrish, FL                 2      Oil                   1,590
  Martin .................................     Indiantown, FL              2      Oil/Gas               1,630
  Port Everglades ........................     Port Everglades, FL         4      Oil/Gas               1,241
  Riviera ................................     Riviera Beach, FL           2      Oil/Gas                 580
  St. Johns River Power Park .............     Jacksonville, FL            2      Coal/Petroleum Coke     260(a)
  St. Lucie ..............................     Hutchinson Island, FL       2      Nuclear               1,553(b)
  Sanford ................................     Lake Monroe, FL             3      Oil/Gas                 933
  Scherer ................................     Monroe County, GA           1      Coal                    667(c)
  Turkey Point ...........................     Florida City, FL            2      Oil/Gas                 810
                                                                           2      Nuclear               1,386
COMBINED-CYCLE
  Lauderdale .............................     Dania, FL                   2      Gas/Oil                 860
  Martin .................................     Indiantown, FL              2      Gas                     875
  Putnam .................................     Palatka, FL                 2      Gas/Oil                 498
COMBUSTION TURBINES
  Fort Myers .............................     Fort Myers, FL             12      Oil                     612
  Lauderdale .............................     Dania, FL                  24      Oil/Gas                 840
  Port Everglades ........................     Port Everglades, FL        12      Oil/Gas                 420
DIESEL UNITS
  Turkey Point ...........................     Florida City, FL            5      Oil                      12
    Total FPL.............................                                                             16,326

Total FPL Energy, Inc. ...................     Various(d)                 N/M     (e)                   1,878(f)
TOTAL                                                                                                  18,204
____________________
(a) Represents FPL's 20% individual ownership interest in St. John's River Power Park Units Nos. 1 and 2, which are jointly owned with the Jacksonville Electric Authority (JEA).
(b) Excludes Orlando Utilities Commission's and the Florida Municipal Power Agency's combined share of approximately
    15% of St. Lucie Unit No. 2.
(c) Represents FPL's approximately 76% ownership of Scherer Unit No. 4, which is jointly owned with the JEA.
(d) Approximately 697 mw in Virginia, 629 mw in California, 150 mw in New Jersey, 150 mw in Massachusetts, 150 mw in
    four other states and 102 mw abroad.
(e) Approximately 61% gas, 18% wind, 8% solar, 6% geothermal, 5% coal and 2% other.
(f) Represents FPL Energy, Inc.'s (FPL Energy) ownership interest and excludes projects under construction.

N/M - Not meaningful

Transmission and Distribution. FPL owns and operates 480 substations with a total capacity of 105,535,440 kva. Electric transmission and distribution lines owned and in service as of December 31, 1998 are as follows


                                                                   Overhead Lines     Trench and Submarine
                          Nominal Voltage                            Pole Miles           Cable Miles
500 kv .........................................................       1,107(a)                  -
230 kv .........................................................       2,198                    31
138 kv .........................................................       1,426                    48
115 kv .........................................................         671                     -
 69 kv .........................................................         166                    11
Less than 69 kv ................................................      39,510                20,696
Total ..........................................................      45,078                20,786

(a) Includes approximately 80 miles owned jointly with the JEA.


3.

                                                                     Year ended December 31, 1998
                                                                  FPL Group             FPL
                                                                  ---------       ------------------
 Number of kwh of electric energy                                    -            89,361,670,778 kwh
 sold (at retail or wholesale) or
 Mcf. of natural or manufactured gas distributed at retail.

 Number of kwh of electric energy and Mcf. of natural or             -            -
 manufactured gas distributed at retail outside the state in which each such company is organized.

 Number of kwh of electric energy and Mcf. of natural or             -            1,636,525,000 kwh
 manufactured gas sold at wholesale outside the state in
 which each such company is organized, or at the state line.

 Number of kwh of electric energy and Mcf. of natural or             -            6,186,959,000 kwh
 manufactured gas purchased outside the state in which
 each such company is organized, or at the state line.


4.      FPL Group has the following interests in EWG's:

Doswell Limited Partnership (Doswell), the business address of which is 10098 Old Ridge Road, Ashland, VA 23005. The facility is a 665 megawatt gas-fired combined cycle plant located in Hanover County, Virginia, which sells 100% of its power to Virginia Electric and Power Company. At December 31, 1998, ESI Doswell, Inc., ESI LP, Inc., ESI Doswell GP, Inc., ESI Doswell GP II Holdings, Inc. and ESI Doswell LP Holdings, Inc. each owned a partnership interest in Doswell Limited Partnership, an EWG. These interests in the aggregate equal 100%. ESI Energy, Inc. (ESI) is the parent of those entities that have an interest in Doswell. ESI is a wholly-owned subsidiary of FPL Energy, which is wholly-owned by FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group. Doswell's equity balance at December 31, 1998 was $92.4 million. FPL Group Capital has outstanding letters of credit in the amount of $10 million guaranteeing Doswell's debt service payments.

Capitalization and earnings during the reporting period were:

Total Equity                            $92,431,884
Total Debt Obligations                 $315,500,000
Net Income                              $11,260,409
FPL Group's Equity in Net Income        $11,260,409

ESI Vansycle Partners, LP (Vansycle), the business address of which is 700 Universe Boulevard, Juno Beach, FL 33408. The facility is a 24.9 megawatt wind energy project located in Umatilla County, eastern Oregon, close to the Oregon-Washington border, which sells 100% of its power to Portland General Electric Company. At December 31, 1998, ESI Vansycle GP, Inc. (ESI GP) and ESI Vansycle LP, Inc. (ESI LP) own 1% and 99%, respectively, of Vansycle. ESI GP and ESI LP are wholly-owned subsidiaries of ESI Energy, Inc. (ESI). ESI is a wholly-owned subsidiary of FPL Energy, which is wholly-owned by FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group. Vansycle's equity balance at December 31, 1998 was $24.72 million. FPL Group Capital and Vansycle have an outstanding letter of credit of $3.1 million guaranteeing Vansycle's turbine supply and installation contract payments.

Capitalization and earnings during the reporting period were:

Total Equity                         $24,722,770
Total Debt Obligations                        $0
Net Income                              $520,689
FPL Group's Equity in Net Income        $520,689


                          EXHIBIT A


A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of the claimant and its subsidiary companies as of the close of such calendar year.


        Company                                           Pages

FPL Group, Inc. and Subsidiaries                           5-6

Florida Power & Light Company and Subsidiaries             7-8

FPL Group Capital Inc and Subsidiaries                     9-12

Alandco Inc. and Subsidiaries                             13-14

FPL Energy, Inc. and Subsidiaries                         15-16

ESI Energy, Inc. and Subsidiaries                         17-40

FPL Group International, Inc. and Subsidiaries            41-48

Telesat Cablevision, Inc. and Subsidiaries                49-52

HJT Holdings, Inc., LCR Holdings, Inc. and Subsidiaries   53-54

Notes to Consolidating Financial Statements               55-56





FPL GROUP, INC. AND SUBSIDIARIES                                                                                       5
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars                                      Florida
                                                           Power       FPL Group                    Adjusting
                                              FPL         & Light       Capital         CAS            &          FPL Group,
                                             Group,       Company         Inc        Investments,      Elim.         Inc.
ASSETS                                        Inc.     Consolidated   Consolidated      Inc.         Entries      Consolidated
                                           ----------  ------------   ------------   ------------   ---------     ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0   $17,164,398    $427,361         $0                  $0    $17,591,759
 Nuclear fuel under capital lease                   0       146,273           0          0                   0        146,273
 Construction work in progress                      0       158,938      55,081          0                   0        214,019
 Less accumulated depr. & amort.                    0    (9,316,662)    (80,608)         0                   0     (9,397,270)
    Total prop., plant and eqpt.-net                0     8,152,947     401,834          0                   0      8,554,781

CURRENT ASSETS
 Cash and cash equivalents                      5,787       151,579      29,584          0                   1        186,951
 Customer receivables - net                         0       520,773      38,315          0                   0        559,088
 Mat'ls., supplies & fossil fuel inv.               0       239,390      42,551          0                   0        281,941
 Deferred clause expenses                           0        82,148           0          0                   0         82,148
 Other                                          2,700       121,676     206,878          0            (175,333)       155,921
    Total current assets                        8,487     1,115,566     317,328          0            (175,332)     1,266,049

OTHER ASSETS:
 Special use funds of FPL                           0     1,205,647           0          0                   0      1,205,647
 Other investments                          5,555,290         2,957     720,222          0          (5,887,461)       391,008
 Other                                         87,946       271,342     322,677          0             (70,637)       611,328
    Total other assets                      5,643,236     1,479,946   1,042,899          0          (5,958,098)     2,207,983

    TOTAL ASSETS                           $5,651,723   $10,748,459  $1,762,061         $0         ($6,133,430)   $12,028,813

CAPITALIZATION
 Common shareholders' equity               $5,125,725    $4,803,494    $748,964         $0         ($5,552,458)    $5,125,725
 Pref. stk. w/o sinking fund require.               0       226,250           0          0                   0        226,250
 Long-term debt                                     0     2,191,002     156,133          0                   0      2,347,135
    Total capitalization                    5,125,725     7,220,746     905,097          0          (5,552,458)     7,699,110

CURRENT LIABILITIES
 Short-term debt                                    0             0     110,000          0                   0        110,000
 Cur. matur. of ltd. & pref. stock                  0       230,000     128,853          0                   0        358,853
 Accounts payable                                   0       321,164      17,272          0                   1        338,437
 Customers' deposits                                0       281,746          52          0                   0        281,798
 Accrued interest and taxes                    (5,634)      198,006       1,732          0              (3,068)       191,036
 Deferred clause revenue                            0        88,705           0          0                   1         88,706
 Other                                        482,889       231,800      52,235          0            (495,122)       271,802
    Total current liabilities                 477,255     1,351,421     310,144          0            (498,188)     1,640,632

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0       886,123     451,451          0             (82,782)     1,254,792
 Def. regulatory credit - income taxes              0       147,520           0          0                   0        147,520
 Unamortized investment tax credits                 0       205,013           0          0                   0        205,013
 Storm and property insurance reserve               0       258,588           0          0                   0        258,588
 Other                                         48,743       679,048      95,369          0                  (2)       823,158
    Total other liab. & def. credits           48,743     2,176,292     546,820          0             (82,784)     2,689,071

TOTAL CAPITALIZATION AND LIABILITIES       $5,651,723   $10,748,459  $1,762,061         $0         ($6,133,430)   $12,028,813




FPL GROUP, INC. AND SUBSIDIARIES                                                                                       6
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars                                       Florida
                                                            Power       FPL Group                   Adjusting
                                              FPL          & Light       Capital        CAS             &         FPL Group,
                                             Group,        Company         Inc       Investments,      Elim.          Inc.
INCOME STATEMENT                              Inc.      Consolidated   Consolidated     Inc.         Entries     Consolidated
                                           ----------   ------------   ------------  -----------    ---------    ------------
OPERATING REVENUES                                 $0    $6,365,829     $294,740          $0              $0     $6,660,569

OPERATING EXPENSES
 Fuel, purchased power & interchange                0     2,175,454       68,624           0              (1)     2,244,077
 Other operations and maintenance                   0     1,163,115      119,774         170               1      1,283,060
 Depreciation & amortization                        0     1,249,480       34,839           0              (1)     1,284,318
 Taxes other than income taxes                      7       595,160        1,957           0               2        597,126
    Total operating expenses                        7     5,183,209      225,194         170               1      5,408,581
OPERATING INCOME                                   (7)    1,182,620       69,546        (170)             (1)     1,251,988

OTHER INCOME (DEDUCTIONS):
 Interest charges                             (32,950)     (196,164)    (125,993)          0          32,950       (322,157)
 Preferred stock dividends - FPL                    0       (14,762)           0           0               0        (14,762)
 Other-net                                    689,587        (7,159)      61,395           0        (716,054)        27,769
    Total other deductions - net              656,637      (218,085)     (64,598)          0        (683,104)      (309,150)

INCOME BEFORE INCOME TAXES                    656,630       964,535        4,948        (170)       (683,105)       942,838

INCOME TAXES                                   (7,834)      349,026      (62,761)        (58)              1        278,374

NET INCOME (LOSS)                             664,464       615,509       67,709        (112)       (683,106)       664,464
RET. EARNINGS (DEF.) AT BEG. OF YEAR        1,517,719       874,989     (878,409)     (8,985)         12,405      1,517,719
DEDUCT:
 Dividends                                    334,580       626,010            0           0        (626,010)       334,580
 Other                                              0             0            0      (9,097)          9,097              0
RET. EARNINGS (DEF.) AT END OF YEAR        $1,847,603      $864,488    ($810,700)         $0        ($53,788)    $1,847,603




FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES                                                                                 7
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                      FPL
Thousands of Dollars                                                 Enersys,                                           Florida
                                            Florida       Land       Inc./FPL       FPL                   Adjusting      Power
                                             Power      Resource      Energy      Energy        KPB          &         & Light
                                            & Light    Investment    Services    Services,   Financial     Elim.       Company
ASSETS                                      Company      Company     II, Inc.      Inc.        Corp.      Entries    Consolidated
                                          -----------  ----------    --------    --------    ---------    --------   ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.    $17,164,398      $0            $0        $0             $0              $0  $17,164,398
 Nuclear fuel under capital lease             146,273       0             0         0              0               0      146,273
 Construction work in progress                158,938       0             0         0              0               0      158,938
 Less accumulated depr. & amort.           (9,316,662)      0             0         0              0               0   (9,316,662)
    Total prop., plant and eqpt.-net        8,152,947       0             0         0              0               0    8,152,947

CURRENT ASSETS
 Cash and cash equivalents                    151,564       0             0         0             15               0      151,579
 Customer receivables - net                   151,756       0           521         0        368,496               0      520,773
 Mat'ls., supplies & fossil fuel inv.         239,390       0             0         0              0               0      239,390
 Deferred clause expenses                      82,148       0             0         0              0               0       82,148
 Other                                        486,676       0         3,925         0         56,156        (425,081)     121,676
    Total current assets                    1,111,534       0         4,446         0        424,667        (425,081)   1,115,566

OTHER ASSETS:
 Special use funds of FPL                   1,204,616       0             0         0        159,654        (158,623)   1,205,647
 Other investments                              2,262       0             0         0            695               0        2,957
 Other                                        880,355       0           640         0            793        (610,446)     271,342
    Total other assets                      2,087,233       0           640         0        161,142        (769,069)   1,479,946

    TOTAL ASSETS                          $11,351,714      $0        $5,086        $0       $585,809     ($1,194,150) $10,748,459

CAPITALIZATION
 Common shareholders' equity               $4,803,494      $0        $1,017         $0      $157,606       ($158,623)  $4,803,494
 Pref. stk. w/o sinking fund require.         226,250       0             0          0             0               0      226,250
 Long-term debt                             2,191,002       0             0          0             0               0    2,191,002
    Total capitalization                    7,220,746       0         1,017          0       157,606        (158,623)   7,220,746

CURRENT LIABILITIES
 Short-term debt                                    0       0             0          0             0               0            0
 Cur. matur. of ltd. & pref. stock            230,000       0             0          0       426,000        (426,000)     230,000
 Accounts payable                             321,164       0             0          0             0               0      321,164
 Customers' deposits                          281,746       0             0          0             0               0      281,746
 Accrued interest and taxes                   197,831       0           172          0             3               0      198,006
 Deferred clause revenue                       88,705       0             0          0             0               0       88,705
 Other                                        226,888       0         3,910          0            83             919      231,800
    Total current liabilities               1,346,334       0         4,082          0       426,086        (425,081)   1,351,421

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes          1,496,581       0           (12)         0             0        (610,446)     886,123
 Def. regulatory credit - income taxes        147,520       0             0          0             0               0      147,520
 Unamortized investment tax credits           205,013       0             0          0             0               0      205,013
 Storm and property insurance reserve         256,472       0             0          0         2,116               0      258,588
 Other                                        679,048       0            (1)         0             1               0      679,048
    Total other liab. & def. credits        2,784,634       0           (13)         0         2,117        (610,446)   2,176,292

TOTAL CAPITALIZATION AND LIABILITIES      $11,351,714      $0        $5,086         $0      $585,809     ($1,194,150) $10,748,459




FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES                                                                                   8
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1996                                                   FPL
Thousands of Dollars                                              Enersys,                                              Florida
                                         Florida       Land       Inc./FPL       FPL                      Adjusting      Power
                                          Power      Resource      Energy      Energy          KPB            &         & Light
                                         & Light    Investment    Services    Services,     Financial       Elim.       Company
INCOME STATEMENT                         Company      Company     II, Inc.      Inc.          Corp.        Entries    Consolidated
                                       ----------   ----------    --------    ---------    ----------   -----------   ------------
OPERATING REVENUES                     $6,365,568    $6,669        $260          $0            $0        ($6,668)     $6,365,829

OPERATING EXPENSES
 Fuel, purchased power & interchange    2,175,454         0            0           0             0             0       2,175,454
 Other operations and maintenance       1,169,784         0            0           0             0        (6,669)      1,163,115
 Depreciation & amortization            1,245,601     3,878            0           0             0             1       1,249,480
 Taxes other than income taxes            592,300     2,858            2           0             0             0         595,160
    Total operating expenses            5,183,139     6,736            2           0             0        (6,668)      5,183,209
OPERATING INCOME                        1,182,429       (67)         258           0             0             0       1,182,620

OTHER INCOME (DEDUCTIONS):
 Interest charges                        (196,164)        0            0           0          (174)          174        (196,164)
 Preferred stock dividends - FPL          (14,762)        0            0           0             0             0         (14,762)
 Other-net                                 (7,338)        0          146           0         7,993        (7,960)         (7,159)
    Total other deductions - net         (218,264)        0          146           0         7,819        (7,786)       (218,085)

INCOME BEFORE INCOME TAXES                964,165       (67)         404           0         7,819        (7,786)        964,535

INCOME TAXES                              348,656       (67)         160           0           277             0         349,026

NET INCOME (LOSS)                         615,509         0          244           0         7,542        (7,786)        615,509
RET. EARNINGS (DEF.) AT BEG. OF YEAR      874,989         0       (2,412)     (2,248)       15,775       (11,115)        874,989
DEDUCT:
 Dividends                                626,010         0            0           0             0             0         626,010
 Other                                          0         0       (2,346)     (2,248)            0         4,594               0
RET. EARNINGS (DEF.) AT END OF YEAR      $864,488        $0         $178          $0       $23,317      ($23,495)       $864,488




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                                 9
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                    FPL Energy
Thousands of Dollars                                                 Services,
                                              FPL                      Inc./         FPL          Palms        Telesat
                                             Group      Alandco     FPL Thermal     Energy       Insurance    Cablevision,
                                            Capital       Inc.        Systems,       Inc.        Company,         Inc.
ASSETS                                        Inc     Consolidated      Inc.      Consolidated      Ltd.      Consolidated
                                          ----------  ------------  -----------   ------------   ---------    ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.        $1,475        $0            $0       $425,581           $0            $0
 Nuclear fuel under capital lease                  0         0             0              0            0             0
 Construction work in progress                     0         0        13,349         41,732            0             0
 Less accumulated depr. & amort.                   0         0             0        (80,336)           0             0
    Total prop., plant and eqpt.-net           1,475         0        13,349        386,977            0             0

CURRENT ASSETS
 Cash and cash equivalents                    10,671         6             0         11,399        4,201           132
 Customer receivables - net                        0         0         4,745         31,326            0             0
 Mat'ls., supplies & fossil fuel inv.              0         0         3,077         39,474            0             0
 Deferred clause expenses                          0         0             0              0            0             0
 Other                                       117,573     1,042         4,643         90,024        2,969        32,878
    Total current assets                     128,244     1,048        12,465        172,223        7,170        33,010

OTHER ASSETS:
 Special use funds of FPL                          0         0             0              0            0             0
 Other investments                         2,100,332         0             0        364,543       20,676             1
 Other                                         3,886     1,214         1,552        316,169        1,010             0
    Total other assets                     2,104,218     1,214         1,552        680,712       21,686             1

    TOTAL ASSETS                          $2,233,937    $2,262       $27,366     $1,239,912      $28,856       $33,011

CAPITALIZATION
 Common shareholders' equity                $748,964    $1,829       $17,887       $716,320       $8,952      ($43,008)
 Pref. stk. w/o sinking fund require.              0         0             0              0            0             0
 Long-term debt                              128,314         0             0        156,672            0             0
    Total capitalization                     877,278     1,829        17,887        872,992        8,952       (43,008)

CURRENT LIABILITIES
 Short-term debt                             110,000         0             0              0            0             0
 Cur. matur. of ltd. & pref. stock                 0         0             0              0            0             0
 Accounts payable                                  0       430           318         11,484          271             0
 Customers' deposits                               0         0             0              0            0             0
 Accrued interest and taxes                    2,524         0            23             44            0             0
 Deferred clause revenue                           0         0             0              0            0             0
 Other                                     1,079,876         3         9,138         57,997        1,369             0
    Total current liabilities              1,192,400       433         9,479         69,525        1,640             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes           112,719         0             0        271,831            0        76,019
 Def. regulatory credit - income taxes             0         0             0              0            0             0
 Unamortized investment tax credits                0         0             0              0            0             0
 Storm and property insurance reserve              0         0             0              0            0             0
 Other                                        51,540         0             0         25,564       18,264             0
    Total other liab. & def. credits         164,259         0             0        297,395       18,264        76,019

TOTAL CAPITALIZATION AND LIABILITIES      $2,233,937    $2,262       $27,366     $1,239,912      $28,856       $33,011




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                                10
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998                                                    FPL Energy
Thousands of Dollars                                                 Services,
                                           FPL                       Inc./           FPL           Palms        Telesat
                                          Group         Alandco      FPL Thermal    Energy        Insurance    Cablevision,
                                         Capital         Inc.        Systems,        Inc.         Company,         Inc.
INCOME STATEMENT                           Inc       Consolidated      Inc.       Consolidated      Ltd.       Consolidated
                                         ---------   ------------    -----------  ------------    ---------    ------------
OPERATING REVENUES                              $0          $7       $16,236       $234,458       $11,940            $0

OPERATING EXPENSES
Fuel, purchased power & interchange             0            0        15,703         52,921             0             0
 Other operations and maintenance            8,530         120        13,128         63,282         8,341            95
 Depreciation & amortization                    65           0            11         30,879             0             0
 Taxes other than income taxes                   0          40            52          1,866             0             0
    Total operating expenses                 8,595         160        28,894        148,948         8,341            95
OPERATING INCOME                            (8,595)       (153)      (12,658)        85,510         3,599           (95)

OTHER INCOME (DEDUCTIONS):
 Interest charges                          (50,357)          0             0        (78,029)            0            (9)
 Preferred stock dividends - FPL                 0           0             0              0             0             0
 Other-net                                  38,833         280            50         55,514             0         8,325
    Total other deductions - net           (11,524)        280            50        (22,515)            0         8,316

INCOME BEFORE INCOME TAXES                 (20,119)        127       (12,608)        62,995         3,599         8,221

INCOME TAXES                               (87,828)        (26)       (4,561)        26,214         1,239         2,593

NET INCOME (LOSS)                           67,709         153        (8,047)        36,781         2,360         5,628
RET. EARNINGS (DEF.) AT BEG. OF YEAR      (878,409)     (6,130)            0          9,040         4,189       (30,663)
DEDUCT:
 Dividends                                       0           0             0              0             0             0
 Other                                           0           0             0              0             0             0
RET. EARNINGS (DEF.) AT END OF YEAR      ($810,700)    ($5,977)      ($8,047)       $45,821        $6,549      ($25,035)




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                                11
CONSOLIDATING BALANCE SHEET                               FPL
DECEMBER 31, 1998                       Turner Foods   Holdings
Thousands of Dollars                    Corporation/   Inc./FPL                                                    FPL
                                        AMS Realty,    Colonial                                   Adjusting       Group
                                           Inc./         Penn       HJT & LCR         CAS            &          Capital
                                           Turner      Holdings,     Holdings     Investments,      Elim.          Inc
ASSETS                                  Corporation      Inc.      Consolidated       Inc.         Entries     Consolidated
                                        -----------    --------    ------------   -----------     ---------    ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.        $33        $272             $0              $0              $0      $427,361
 Nuclear fuel under capital lease               0           0              0               0               0             0
 Construction work in progress                  0           0              0               0               0        55,081
 Less accumulated depr. & amort.                0        (272)             0               0               0       (80,608)
    Total prop., plant and eqpt.-net           33           0              0               0               0       401,834

CURRENT ASSETS
 Cash and cash equivalents                    903           0          2,261              12              (1)       29,584
 Customer receivables - net                 2,244           0              0               0               0        38,315
 Mat'ls., supplies & fossil fuel inv.           0           0              0               0               0        42,551
 Deferred clause expenses                       0           0              0               0               0             0
 Other                                     (3,914)      2,755         51,458       1,000,480      (1,093,030)      206,878
    Total current assets                     (767)      2,755         53,719       1,000,492      (1,093,031)      317,328

OTHER ASSETS:
Special use funds of FPL                        0           0             0               0               0             0
 Other investments                              0           0       335,004               0      (2,100,334)      720,222
 Other                                      1,013           0             0               0          (2,167)      322,677
    Total other assets                      1,013           0       335,004               0      (2,102,501)    1,042,899

    TOTAL ASSETS                             $279      $2,755      $388,723      $1,000,492     ($3,195,532)   $1,762,061

CAPITALIZATION
 Common shareholders' equity               $2,338      $2,826      $388,768      $1,000,372     ($2,096,284)     $748,964
 Pref. stk. w/o sinking fund require.           0           0             0               0               0             0
 Long-term debt                                 0           0             0               0        (128,853)      156,133
    Total capitalization                    2,338       2,826       388,768       1,000,372      (2,225,137)      905,097

CURRENT LIABILITIES
 Short-term debt                                0           0             0               0               0       110,000
 Cur. matur. of ltd. & pref. stock              0           0             0               0         128,853       128,853
 Accounts payable                           4,769           0             0               0               0        17,272
 Customers' deposits                           52           0             0               0               0            52
 Accrued interest and taxes                     0           0           (86)              0            (773)        1,732
 Deferred clause revenue                        0           0             0               0               0             0
 Other                                          0           0            41             120      (1,096,309)       52,235
    Total current liabilities               4,821           0           (45)            120        (968,229)      310,144

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes         (6,880)        (71)            0               0          (2,167)      451,451
 Def. regulatory credit - income taxes          0           0             0               0               0             0
 Unamortized investment tax credits             0           0             0               0               0             0
 Storm and property insurance reserve           0           0             0               0               0             0
 Other                                          0           0             0               0               1        95,369
    Total other liab. & def. credits       (6,880)        (71)            0               0          (2,166)      546,820

TOTAL CAPITALIZATION AND LIABILITIES         $279      $2,755      $388,723      $1,000,492     ($3,195,532)   $1,762,061




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                                12
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                                           FPL
DECEMBER 31, 1998                        Turner Foods    Holdings
Thousands of Dollars                     Corporation/    Inc./FPL                                                   FPL
                                         AMS Realty,     Colonial                                  Adjusting       Group
                                            Inc./          Penn       HJT & LCR         CAS            &          Capital
                                            Turner       Holdings,     Holdings    Investments,      Elim.          Inc
INCOME STATEMENT                         Corporation       Inc.      Consolidated      Inc.         Entries     Consolidated
                                         -----------     --------    -----------   ------------   ----------    ------------
OPERATING REVENUES                       $32,099             $0           $0            $0             $0        $294,740

OPERATING EXPENSES
 Fuel, purchased power & interchange           0              0            0             0              0          68,624
 Other operations and maintenance         26,127             11           37           102              1         119,774
 Depreciation & amortization               3,884              0            0             0              0          34,839
 Taxes other than income taxes                 0              0            0             0             (1)          1,957
    Total operating expenses              30,011             11           37           102              0         225,194
OPERATING INCOME                           2,088            (11)         (37)         (102)             0          69,546

OTHER INCOME (DEDUCTIONS):
 Interest charges                              0              0            0             0          2,402        (125,993)
 Preferred stock dividends - FPL               0              0            0             0              0               0
 Other-net                               (35,174)         6,100       34,882           480        (47,895)         61,395
    Total other deductions - net         (35,174)         6,100       34,882           480        (45,493)        (64,598)

INCOME BEFORE INCOME TAXES               (33,086)         6,089       34,845           378        (45,493)          4,948

INCOME TAXES                             (12,759)            39       12,196           132              0         (62,761)

NET INCOME (LOSS)                        (20,327)         6,050       22,649           246        (45,493)         67,709
RET. EARNINGS (DEF.) AT BEG. OF YEAR      11,891          3,426       22,688             0        (14,441)       (878,409)
DEDUCT:
 Dividends                                     0          7,500            0             0         (7,500)              0
 Other                                         0              0            0         8,858         (8,858)              0
RET. EARNINGS (DEF.) AT END OF YEAR      ($8,436)        $1,976      $45,337       ($8,612)      ($43,576)      ($810,700)




ALANDCO INC. AND SUBSIDIARIES                                                                           13
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                                                 Adjusting
                                                        Alandco/     Alandco         &          Alandco
                                            Alandco,    Cascade,        I,         Elim.         Inc.
ASSETS                                        Inc.        Inc.         Inc.       Entries    Consolidated
                                            -------     --------     -------      --------   ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.      ($1,565)      $1,565          $0            $0             $0
 Nuclear fuel under capital lease                 0            0           0             0              0
 Construction work in progress                    0            0           0             0              0
 Less accumulated depr. & amort.                  0            0           0             0              0
    Total prop., plant and eqpt.-net         (1,565)       1,565           0             0              0

CURRENT ASSETS
 Cash and cash equivalents                        6            0           0             0              6
 Customer receivables - net                       0            0           0             0              0
 Mat'ls., supplies & fossil fuel inv.             0            0           0             0              0
 Deferred clause expenses                         0            0           0             0              0
 Other                                            0        1,042           0             0          1,042
    Total current assets                          6        1,042           0             0          1,048

OTHER ASSETS:
 Special use funds of FPL                         0            0           0             0              0
 Other investments                           22,528            0           0       (22,528)             0
 Other                                       (1,248)       1,753         709             0          1,214
    Total other assets                       21,280        1,753         709       (22,528)         1,214

    TOTAL ASSETS                            $19,721       $4,360        $709      ($22,528)        $2,262

CAPITALIZATION
 Common shareholders' equity                $19,721       $3,927        $709      ($22,528)        $1,829
 Pref. stk. w/o sinking fund require.             0            0           0             0              0
 Long-term debt                                   0            0           0             0              0
    Total capitalization                     19,721        3,927         709       (22,528)         1,829

CURRENT LIABILITIES
 Short-term debt                                  0            0           0             0              0
 Cur. matur. of ltd. & pref. stock                0            0           0             0              0
 Accounts payable                                 0          430           0             0            430
 Customers' deposits                              0            0           0             0              0
 Accrued interest and taxes                       0            0           0             0              0
 Deferred clause revenue                          0            0           0             0              0
 Other                                            0            3           0             0              3
    Total current liabilities                     0          433           0             0            433

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                0            0           0             0              0
 Def. regulatory credit - income taxes            0            0           0             0              0
 Unamortized investment tax credits               0            0           0             0              0
 Storm and property insurance reserve             0            0           0             0              0
 Other                                            0            0           0             0              0
    Total other liab. & def. credits              0            0           0             0              0

TOTAL CAPITALIZATION AND LIABILITIES        $19,721       $4,360        $709      ($22,528)        $2,262




ALANDCO INC. AND SUBSIDIARIES                                                                           14
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                                                                 Adjusting
                                                        Alandco/     Alandco         &          Alandco
                                            Alandco,    Cascade,        I,         Elim.         Inc.
INCOME STATEMENT                              Inc.        Inc.         Inc.       Entries    Consolidated
                                            -------     -------      -------    ----------   ------------
OPERATING REVENUES                               $0           $7          $0           $0             $7

OPERATING EXPENSES
 Fuel, purchased power & interchange              0            0           0            0              0
 Other operations and maintenance                 0          120           0            0            120
 Depreciation & amortization                      0            0           0            0              0
 Taxes other than income taxes                    0           40           0            0             40
    Total operating expenses                      0          160           0            0            160
OPERATING INCOME                                  0         (153)          0            0           (153)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                 0            0           0            0              0
 Preferred stock dividends - FPL                  0            0           0            0              0
 Other-net                                      691       (1,114)          0          703            280
    Total other deductions - net                691       (1,114)          0          703            280

INCOME BEFORE INCOME TAXES                      691       (1,267)          0          703            127

INCOME TAXES                                    538         (564)          0            0            (26)

NET INCOME (LOSS)                               153         (703)          0          703            153
RET. EARNINGS (DEF.) AT BEG. OF YEAR         (6,130)     (20,123)      2,014       18,109         (6,130)
DEDUCT:
 Dividends                                        0            0           0            0              0
 Other                                            0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR         ($5,977)    ($20,826)     $2,014      $18,812        ($5,977)




FPL ENERGY INC.                                                                                                       15
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                                                   Adjusting        FPL
                                              FPL          ESI      FPL Group          &          Energy,
                                            Energy,      Energy,   International,     Elim.         Inc.
ASSETS                                        Inc.        Inc.         Inc.          Entries    Consolidated
                                          ---------   ----------   -------------  ----------    ------------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.        $739      $416,033      $8,809              $0       $425,581
 Nuclear fuel under capital lease                0             0           0               0              0
 Construction work in progress                   0        41,732           0               0         41,732
 Less accumulated depr. & amort.               (34)      (79,568)       (734)              0        (80,336)
    Total prop., plant and eqpt.-net           705       378,197       8,075               0        386,977

CURRENT ASSETS
 Cash and cash equivalents                     275         8,279       2,845               0         11,399
 Customer receivables - net                      0        31,022         339             (35)        31,326
 Mat'ls., supplies & fossil fuel inv.            0        39,474           0               0         39,474
 Deferred clause expenses                        0             0           0               0              0
 Other                                       1,777       207,224       2,963        (121,940)        90,024
    Total current assets                     2,052       285,999       6,147        (121,975)       172,223

OTHER ASSETS:
 Special use funds of FPL                        0             0           0               0              0
 Other investments                               0       332,616      31,928              (1)       364,543
 Other                                     950,988       270,301      41,077        (946,197)       316,169
    Total other assets                     950,988       602,917      73,005        (946,198)       680,712

    TOTAL ASSETS                          $953,745    $1,267,113     $87,227     ($1,068,173)    $1,239,912

CAPITALIZATION
 Common shareholders' equity              $828,340      $753,525     $80,652       ($946,197)      $716,320
 Pref. stk. w/o sinking fund require.            0             0           0               0              0
 Long-term debt                                  0       156,672           0               0        156,672
    Total capitalization                   828,340       910,197      80,652        (946,197)       872,992

CURRENT LIABILITIES
 Short-term debt                                 0             0           0               0              0
 Cur. matur. of ltd. & pref. stock               0             0           0               0              0
 Accounts payable                              878        10,014         709            (117)        11,484
 Customers' deposits                             0             0           0               0              0
 Accrued interest and taxes                      0            44           0               0             44
 Deferred clause revenue                         0             0           0               0              0
 Other                                     128,094        43,356       8,405        (121,858)        57,997
    Total current liabilities              128,972        53,414       9,114        (121,975)        69,525

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes          (3,567)      278,096      (2,698)              0        271,831
 Def. regulatory credit - income taxes           0             0           0               0              0
 Unamortized investment tax credits              0             0           0               0              0
 Storm and property insurance reserve            0             0           0               0              0
 Other                                           0        25,406         159              (1)        25,564
    Total other liab. & def. credits        (3,567)      303,502      (2,539)             (1)       297,395

TOTAL CAPITALIZATION AND LIABILITIES      $953,745    $1,267,113     $87,227     ($1,068,173)    $1,239,912




FPL ENERGY INC.
CONSOLIDATING STATEMENTS OF INCOME AND                                                                                16
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                                                                     Adjusting       FPL
                                              FPL          ESI        FPL Group          &          Energy,
                                            Energy,      Energy,     International,    Elim.         Inc.
INCOME STATEMENT                              Inc.        Inc.           Inc.         Entries    Consolidated
                                            ---------    ---------   -------------   --------    ------------
OPERATING REVENUES                                 $0     $232,290      $2,169          ($1)      $234,458

OPERATING EXPENSES
 Fuel, purchased power & interchange                0       52,920           0            1         52,921
 Other operations and maintenance              11,315       46,250       5,337          380         63,282
 Depreciation & amortization                       34       30,292         553            0         30,879
 Taxes other than income taxes                     49        1,790          23            4          1,866
    Total operating expenses                   11,398      131,252       5,913          385        148,948
OPERATING INCOME                              (11,398)     101,038      (3,744)        (386)        85,510

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0      (78,029)          0            0        (78,029)
 Preferred stock dividends - FPL                    0            0           0            0              0
 Other-net                                     42,836       64,343      (4,689)     (46,976)        55,514
    Total other deductions - net               42,836      (13,686)     (4,689)     (46,976)       (22,515)

INCOME BEFORE INCOME TAXES                     31,438       87,352      (8,433)     (47,362)        62,995

INCOME TAXES                                   (5,343)      35,456      (3,899)           0         26,214

NET INCOME (LOSS)                              36,781       51,896      (4,534)     (47,362)        36,781
RET. EARNINGS (DEF.) AT BEG. OF YEAR            9,040       21,453     (12,412)      (9,041)         9,040
DEDUCT:
 Dividends                                          0            0           0            0              0
 Other                                              0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR           $45,821      $73,349    ($16,946)    ($56,403)       $45,821




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     17
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                                    ESI
Thousands of Dollars                                                CH Oremesa   Geothermal
                                                                      Inc./       Inc., and
                                              ESI          FPL          CH           ESI           ESI           ESI
                                            Energy,    Investments    Ormesa     Geothermal    Ebensburg,      Sierra,
ASSETS                                        Inc.         Inc       LP, Inc.     II, Inc.        Inc.           Inc.
                                            --------    ----------   ---------   ----------   ------------     ---------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.         $1,094           $0          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                    126            0           0            0              0             0
 Less accumulated depr. & amort.                 (584)           0           0            0              0             0
    Total prop., plant and eqpt.-net              636            0           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                     (5,203)           0           0            0              0             0
 Customer receivables - net                     2,216            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                        202,084       64,658      (1,849)     (22,943)         6,010         1,324
    Total current assets                      199,097       64,658      (1,849)     (22,943)         6,010         1,324

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                            576,328      144,789           0        7,701         (3,173)        3,928
 Other                                         26,667            0           0            0              0             0
    Total other assets                        602,995      144,789           0        7,701         (3,173)        3,928

    TOTAL ASSETS                             $802,728     $209,447     ($1,849)    ($15,242)        $2,837        $5,252

CAPITALIZATION
 Common shareholders' equity                 $677,949      $54,260       ($998)    ($18,134)      ($16,973)       $2,813
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                   500            0           0            0          6,046             0
    Total capitalization                      678,449       54,260        (998)     (18,134)       (10,927)        2,813

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                600            0           0            0              0             0
 Accounts payable                                 663            0           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0              0             0
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                        137,978        4,589         539          134          5,370            64
    Total current liabilities                 139,241        4,589         539          134          5,370            64

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            (15,244)     150,598      (1,390)       2,758          8,394         2,375
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                            282            0           0            0              0             0
    Total other liab. & def. credits          (14,962)     150,598      (1,390)       2,758          8,394         2,375

TOTAL CAPITALIZATION AND LIABILITIES         $802,728     $209,447     ($1,849)    ($15,242)        $2,837        $5,252




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     18
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998                                                                    ESI
Thousands of Dollars                                                CH Oremesa    Geothermal
                                                                      Inc./       Inc., and
                                              ESI          FPL          CH           ESI           ESI           ESI
                                            Energy,    Investments    Ormesa      Geothermal    Ebensburg,      Sierra,
INCOME STATEMENT                              Inc.         Inc       LP, Inc.      II, Inc.        Inc.           Inc.
                                            ---------  -----------  ----------    -----------   ----------      -------
OPERATING REVENUES                               $864           $0        $208         $200             $0           $75

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance              11,163            3          65            7             15             5
 Depreciation & amortization                      165            0           0            0              0             0
 Taxes other than income taxes                     43            0           1            1              0             0
    Total operating expenses                   11,371            3          66            8             15             5
OPERATING INCOME                              (10,507)          (3)        142          192            (15)           70

OTHER INCOME (DEDUCTIONS):
 Interest charges                                 (14)           0           0            0           (801)            0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                    (35,221)       1,313       2,906            0          3,596             0
    Total other deductions - net              (35,235)       1,313       2,906            0          2,795             0

INCOME BEFORE INCOME TAXES                    (45,742)       1,310       3,048          192          2,780            70

INCOME TAXES                                   (7,615)         571         867         (176)         1,309           230

NET INCOME (LOSS)                             (38,127)         739       2,181          368          1,471          (160)
RET. EARNINGS (DEF.) AT BEG. OF YEAR           21,453        2,737       2,003       15,693           (172)        2,927
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR          ($16,674)      $3,476      $4,184      $16,061         $1,299        $2,767




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     19
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                                                   ESI
Thousands of Dollars                                                                CH POSDEF,    Antilles,
                                                                                     Inc./          Inc./
                                                ESI            ESI         ESI       CH             ESI
                                            Kern Front,    Double "C",   Victory,   POSDEF LP,    Antilles
ASSETS                                          Inc.          Inc.         Inc.        Inc.       LP, Inc.
                                            -----------    -----------   --------  -----------    --------
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0
 Nuclear fuel under capital lease                   0            0           0            0              0
 Construction work in progress                      0            0           0            0              0
 Less accumulated depr. & amort.                    0            0           0            0              0
    Total prop., plant and eqpt.-net                0            0           0            0              0

CURRENT ASSETS
 Cash and cash equivalents                          0            0           0            0              0
 Customer receivables - net                         0            0           0            0              0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0
 Deferred clause expenses                           0            0           0            0              0
 Other                                          6,569        4,948        (419)     (11,707)        12,059
    Total current assets                        6,569        4,948        (419)     (11,707)        12,059

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0
 Other investments                              1,111        2,092       9,075            0              0
 Other                                              0            0           0            0              0
    Total other assets                          1,111        2,092       9,075            0              0

    TOTAL ASSETS                               $7,680       $7,040      $8,656     ($11,707)       $12,059

CAPITALIZATION
 Common shareholders' equity                   $5,169       $3,387      $5,263      ($3,676)       $11,946
 Pref. stk. w/o sinking fund require.               0            0           0            0              0
 Long-term debt                                     0            0           0            0              0
    Total capitalization                        5,169        3,387       5,263       (3,676)        11,946

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0
 Accounts payable                                   0            0           0            0              0
 Customers' deposits                                0            0           0            0              0
 Accrued interest and taxes                         0            0           0            0              0
 Deferred clause revenue                            0            0           0            0              0
 Other                                             66           61          82          476            113
    Total current liabilities                      66           61          82          476            113

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes              2,445        3,592       3,311       (8,507)             0
 Def. regulatory credit - income taxes              0            0           0            0              0
 Unamortized investment tax credits                 0            0           0            0              0
 Storm and property insurance reserve               0            0           0            0              0
 Other                                              0            0           0            0              0
    Total other liab. & def. credits            2,445        3,592       3,311       (8,507)             0

TOTAL CAPITALIZATION AND LIABILITIES           $7,680       $7,040      $8,656     ($11,707)       $12,059




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     20
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998                                                                                  ESI
Thousands of Dollars                                                              CH POSDEF,     Antilles,
                                                                                    Inc./        Inc./
                                                ESI          ESI         ESI         CH           ESI
                                            Kern Front,  Double "C",   Victory,   POSDEF LP,     Antilles
INCOME STATEMENT                                Inc.        Inc.         Inc.        Inc.        LP, Inc.
                                            ----------   -----------  ---------   ---------    -----------
OPERATING REVENUES                                $12           $0          $0         $148           $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0
 Other operations and maintenance                   4            5          28           60              0
 Depreciation & amortization                        0            0           0            0              0
 Taxes other than income taxes                      0            0           1            0              0
    Total operating expenses                        4            5          29           60              0
OPERATING INCOME                                    8           (5)        (29)          88              0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0
 Preferred stock dividends - FPL                    0            0           0            0              0
 Other-net                                          0           (1)      2,867        7,271              0
    Total other deductions - net                    0           (1)      2,867        7,271              0

INCOME BEFORE INCOME TAXES                          8           (6)      2,838        7,359              0

INCOME TAXES                                       60           50         997        2,428              0

NET INCOME (LOSS)                                 (52)         (56)      1,841        4,931              0
RET. EARNINGS (DEF.) AT BEG. OF YEAR            2,097        1,963       7,916        3,132         (3,632)
DEDUCT:
 Dividends                                          0            0           0            0              0
 Other                                              0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR            $2,045       $1,907      $9,757       $8,063        ($3,632)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     21
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                                      ESI                      ESI Dixie
Thousands of Dollars                                                                Bay Area,                    Valley,
                                                                                      Inc./                       Inc./
                                                 ESI       Hyperion       ESI          ESI           ESI        ESI Dixie
                                             Pittsylvania    VIII,    SEMASS Corp.  Bay Area     Jonesboro,       Valley
ASSETS                                           Inc.        Inc.       LP, Inc.    GP, Inc.        Inc.         LP, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0          $283          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0             0           0            0              0             0
 Construction work in progress                      0             0           0            0              0             0
 Less accumulated depr. & amort.                    0             0           0            0              0             0
    Total prop., plant and eqpt.-net                0           283           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0         4,904           0            0              0             0
 Customer receivables - net                         0         2,176           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0           205           0            0              0             0
 Deferred clause expenses                           0             0           0            0              0             0
 Other                                            691         3,834      (1,420)      15,999         (6,244)      (11,548)
    Total current assets                          691        11,119      (1,420)      15,999         (6,244)      (11,548)

OTHER ASSETS:
 Special use funds of FPL                           0             0           0            0              0             0
 Other investments                                (69)          500           0            0              0             0
 Other                                              0        88,738           0            0              0             0
    Total other assets                            (69)       89,238           0            0              0             0

    TOTAL ASSETS                                 $622      $100,640     ($1,420)     $15,999        ($6,244)     ($11,548)

CAPITALIZATION
 Common shareholders' equity                      ($2)      ($2,140)    ($1,782)     ($2,282)       ($6,315)     ($11,713)
 Pref. stk. w/o sinking fund require.               0             0           0            0              0             0
 Long-term debt                                     0             0           0            0              0             0
    Total capitalization                           (2)       (2,140)     (1,782)      (2,282)        (6,315)      (11,713)

CURRENT LIABILITIES
 Short-term debt                                    0             0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0        70,500           0            0              0             0
 Accounts payable                                   0         1,372           0            0              0             0
 Customers' deposits                                0             0           0            0              0             0
 Accrued interest and taxes                         0         2,530           0            0              0             0
 Deferred clause revenue                            0             0           0            0              0             0
 Other                                            599         4,862         362          657            118           165
    Total current liabilities                     599        79,264         362          657            118           165

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                 25        22,340           0       17,624            (47)            0
 Def. regulatory credit - income taxes              0             0           0            0              0             0
 Unamortized investment tax credits                 0             0           0            0              0             0
 Storm and property insurance reserve               0             0           0            0              0             0
 Other                                              0         1,176           0            0              0             0
    Total other liab. & def. credits               25        23,516           0       17,624            (47)            0

TOTAL CAPITALIZATION AND LIABILITIES             $622      $100,640     ($1,420)     $15,999        ($6,244)     ($11,548)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     22
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998                                                                   ESI                      ESI Dixie
Thousands of Dollars                                                               Bay Area,                    Valley,
                                                                                    Inc./                       Inc./
                                              ESI       Hyperion       ESI          ESI           ESI        ESI Dixie
                                          Pittsylvania    VIII,     SEMASS Corp.   Bay Area     Jonesboro,      Valley
INCOME STATEMENT                              Inc.        Inc.       LP, Inc.      GP, Inc.        Inc.        LP, Inc.
OPERATING REVENUES                               $400      $24,297          $0         $250             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0        1,835           0            0              0             0
 Other operations and maintenance                  76        6,053          24          154              1             2
 Depreciation & amortization                        0        3,199           0            0              0             0
 Taxes other than income taxes                      0          168           6            0              1             1
    Total operating expenses                       76       11,255          30          154              2             3
OPERATING INCOME                                  324       13,042         (30)          96             (2)           (3)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0       (6,381)         (3)           0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                         38         (498)          0            0              0             0
    Total other deductions - net                   38       (6,879)         (3)           0              0             0

INCOME BEFORE INCOME TAXES                        362        6,163         (33)          96             (2)           (3)

INCOME TAXES                                      139        2,907         (11)          72           (182)           (1)

NET INCOME (LOSS)                                 223        3,256         (22)          24            180            (2)
RET. EARNINGS (DEF.) AT BEG. OF YEAR            1,156       (2,668)       (555)       6,811          8,436        21,448
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR            $1,379         $588       ($577)      $6,835         $8,616       $21,446




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     23
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                                                                  Harper
                                              ESI West       ESI         MES        ESI Sky        Lake         Hyperion
                                              Enfield,   Multitrade   Financial     River,      Operations,       IX,
ASSETS                                          Inc.      LP, Inc.       Corp        Inc.          Inc.           Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0          $13          $0           $0             $0        $1,759
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0           (29)
    Total prop., plant and eqpt.-net                0           13           0            0              0         1,730

CURRENT ASSETS
 Cash and cash equivalents                          0            0           7            0              0         2,583
 Customer receivables - net                         0            0           0            0              0         1,699
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0           142
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                         (6,592)      (3,017)     28,267        9,571            567        11,223
    Total current assets                       (6,592)      (3,017)     28,274        9,571            567        15,647

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                                  0       (2,685)     23,080        8,033              0             0
 Other                                              0            0           0            0              0       111,530
    Total other assets                              0       (2,685)     23,080        8,033              0       111,530

    TOTAL ASSETS                              ($6,592)     ($5,689)    $51,354      $17,604           $567      $128,907

CAPITALIZATION
 Common shareholders' equity                  ($6,674)     ($6,734)    $56,736      ($2,847)          $175        $3,720
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0        79,500
    Total capitalization                       (6,674)      (6,734)     56,736       (2,847)           175        83,220

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0            0           0            0              0         1,302
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0              0         2,854
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                            121           63         (76)         129            392         1,321
    Total current liabilities                     121           63         (76)         129            392         5,477

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                (39)         982      (5,306)      20,322              0        31,864
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0              0         8,346
    Total other liab. & def. credits              (39)         982      (5,306)      20,322              0        40,210

TOTAL CAPITALIZATION AND LIABILITIES          ($6,592)     ($5,689)    $51,354      $17,604           $567      $128,907




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     24
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                                                                                 Harper
                                            ESI West       ESI          MES        ESI Sky        Lake         Hyperion
                                            Enfield,   Multitrade    Financial     River,      Operations,       IX,
INCOME STATEMENT                              Inc.      LP, Inc.        Corp        Inc.          Inc.           Inc.
OPERATING REVENUES                                 $0           $0          $0           $0            $27       $24,684

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0         1,646
 Other operations and maintenance                   1            0           6           31             68         6,117
 Depreciation & amortization                        0            0           0            0              0         3,943
 Taxes other than income taxes                      1            0           6            1              0           169
    Total operating expenses                        2            0          12           32             68        11,875
OPERATING INCOME                                   (2)           0         (12)         (32)           (41)       12,809

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0       (13,044)
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                          0        1,509       2,488       10,002              1          (353)
    Total other deductions - net                    0        1,509       2,488       10,002              1       (13,397)

INCOME BEFORE INCOME TAXES                         (2)       1,509       2,476        9,970            (40)         (588)

INCOME TAXES                                      (63)         571         891        3,444            (13)          648

NET INCOME (LOSS)                                  61          938       1,585        6,526            (27)       (1,236)
RET. EARNINGS (DEF.) AT BEG. OF YEAR            9,080        7,371      14,211       19,061            202        (1,172)
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR            $9,141       $8,309     $15,796      $25,587           $175       ($2,408)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     25
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                         ESI                        ESI           ESI
                                              ESI     California      ESI           WTE        Montgomery
                                             Brady,    Holdings,   Steamboat,   Development,     County,
ASSETS                                        Inc.        Inc.        Inc.          Inc.           Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0       $0           $0             $0            $0
 Nuclear fuel under capital lease                   0        0            0              0             0
 Construction work in progress                      0        0            0              0             0
 Less accumulated depr. & amort.                    0        0            0              0             0
    Total prop., plant and eqpt.-net                0        0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0        0            0              0             0
 Customer receivables - net                         0        0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0        0            0              0             0
 Deferred clause expenses                           0        0            0              0             0
 Other                                            670    4,171           43             63        45,826
    Total current assets                          670    4,171           43             63        45,826

OTHER ASSETS:
 Special use funds of FPL                           0        0            0              0             0
 Other investments                              9,531        0            0              0             0
 Other                                              0        0            0              0             0
    Total other assets                          9,531        0            0              0             0

    TOTAL ASSETS                              $10,201   $4,171          $43            $63       $45,826

CAPITALIZATION
 Common shareholders' equity                  $10,715   $4,054         ($40)           $62      ($30,417)
 Pref. stk. w/o sinking fund require.               0        0            0              0             0
 Long-term debt                                     0        0            0              0         7,405
    Total capitalization                       10,715    4,054          (40)            62       (23,012)

CURRENT LIABILITIES
 Short-term debt                                    0        0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0        0            0              0             0
 Accounts payable                                   0        0            0              0             0
 Customers' deposits                                0        0            0              0             0
 Accrued interest and taxes                         0        0            0              0             0
 Deferred clause revenue                            0        0            0              0             0
 Other                                            854      117           83              1        20,682
    Total current liabilities                     854      117           83              1        20,682

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             (1,368)       0            0              0        48,156
 Def. regulatory credit - income taxes              0        0            0              0             0
 Unamortized investment tax credits                 0        0            0              0             0
 Storm and property insurance reserve               0        0            0              0             0
 Other                                              0        0            0              0             0
    Total other liab. & def. credits           (1,368)       0            0              0        48,156

TOTAL CAPITALIZATION AND LIABILITIES          $10,201   $4,171          $43            $63       $45,826




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     26
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                                             ESI                        ESI           ESI
                                              ESI        California      ESI           WTE        Montgomery
                                             Brady,       Holdings,   Steamboat,   Development,     County,
INCOME STATEMENT                              Inc.          Inc.        Inc.           Inc.           Inc.
OPERATING REVENUES                                 $0         $0          $17             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0          0            0              0             0
 Other operations and maintenance                 165         11           68              0           (75)
 Depreciation & amortization                        0          0            0              0             0
 Taxes other than income taxes                      3          0            0              0             0
    Total operating expenses                      168         11           68              0           (75)
OPERATING INCOME                                 (168)       (11)         (51)             0            75

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0          0            0              0          (605)
 Preferred stock dividends - FPL                    0          0            0              0             0
 Other-net                                       (194)         1          (61)             0         7,229
    Total other deductions - net                 (194)         1          (61)             0         6,624

INCOME BEFORE INCOME TAXES                       (362)       (10)        (112)             0         6,699

INCOME TAXES                                    2,205         (3)         (11)             0         2,726

NET INCOME (LOSS)                              (2,567)        (7)        (101)             0         3,973
RET. EARNINGS (DEF.) AT BEG. OF YEAR           (6,822)        64           61          3,171       (14,033)
DEDUCT:
 Dividends                                          0          0            0              0             0
 Other                                              0          0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR           ($9,389)       $57         ($40)        $3,171      ($10,060)




ESI ENERGY, INC. AND SUBSIDIARIES                                ESI Doswell Inc./                    27
CONSOLIDATING BALANCE SHEET                                      ESI Doswell GP, Inc./
DECEMBER 31, 1998                                                Doswell-Hanover, Inc./
Thousands of Dollars                                             Doswell I, Inc./           ESI Cherokee GP, Inc./
                                                                 ESI Doswell GP II, Inc./   ESI Cherokee LP, Inc./
                                              ESI                ESI Doswell LP Holdings,   ESI Cherokee
                                              LP,                Inc./ESI DLP-LP            Holdings, Inc./
ASSETS                                        Inc.               Holdings, Inc.             ESI Cherokee MGP, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0                 $411,275                          $0
 Nuclear fuel under capital lease                   0                        0                           0
 Construction work in progress                      0                        0                           0
 Less accumulated depr. & amort.                    0                  (78,946)                          0
    Total prop., plant and eqpt.-net                0                  332,329                           0

CURRENT ASSETS
 Cash and cash equivalents                          0                    2,876                       7,701
 Customer receivables - net                         0                   23,773                         800
 Mat'ls., supplies & fossil fuel inv.               0                   37,026                           0
 Deferred clause expenses                           0                        0                           0
 Other                                            533                   13,097                       1,013
    Total current assets                          533                   76,772                       9,514

OTHER ASSETS:
 Special use funds of FPL                           0                        0                           0
 Other investments                              9,531                        0                       6,247
 Other                                              0                   38,644                          10
    Total other assets                          9,531                   38,644                       6,257

    TOTAL ASSETS                              $10,064                 $447,745                     $15,771

CAPITALIZATION
 Common shareholders' equity                  $11,426                 $103,692                      $6,192
 Pref. stk. w/o sinking fund require.               0                        0                           0
 Long-term debt                                     0                  315,500                           0
    Total capitalization                       11,426                  419,192                       6,192

CURRENT LIABILITIES
 Short-term debt                                    0                        0                           0
 Cur. matur. of ltd. & pref. stock                  0                        0                           0
 Accounts payable                                   0                    5,266                           0
 Customers' deposits                                0                        0                           0
 Accrued interest and taxes                         0                      859                           0
 Deferred clause revenue                            0                        0                           0
 Other                                              5                    4,235                       8,533
    Total current liabilities                       5                   10,360                       8,533

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             (1,367)                  18,193                         443
 Def. regulatory credit - income taxes              0                        0                           0
 Unamortized investment tax credits                 0                        0                           0
 Storm and property insurance reserve               0                        0                           0
 Other                                              0                        0                         603
    Total other liab. & def. credits           (1,367)                  18,193                       1,046

TOTAL CAPITALIZATION AND LIABILITIES          $10,064                 $447,745                     $15,771




ESI ENERGY, INC. AND SUBSIDIARIES                                                                       28
CONSOLIDATING STATEMENTS OF INCOME AND                             ESI Doswell Inc./
RETAINED EARNINGS                                                  ESI Doswell GP, Inc./
DECEMBER 31, 1998                                                  Doswell-Hanover, Inc./
Thousands of Dollars                                               Doswell I, Inc./           ESI Cherokee GP, Inc./
                                                                   ESI Doswell GP II, Inc./   ESI Cherokee LP, Inc./
                                              ESI                  ESI Doswell LP Holdings,   ESI Cherokee
                                              LP,                  Inc./ESI DLP-LP            Holdings, Inc./
INCOME STATEMENT                              Inc.                 Holdings, Inc.             ESI Cherokee MGP, Inc./
OPERATING REVENUES                                 $0                 $171,008                        $548

OPERATING EXPENSES
 Fuel, purchased power & interchange                0                   49,439                           0
 Other operations and maintenance                   3                   12,980                       1,172
 Depreciation & amortization                        0                   22,822                           0
 Taxes other than income taxes                      2                    1,188                          10
    Total operating expenses                        5                   86,429                       1,182
OPERATING INCOME                                   (5)                  84,579                        (634)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0                  (68,824)                          0
 Preferred stock dividends - FPL                    0                        0                           0
 Other-net                                       (194)                   3,495                      (2,109)
    Total other deductions - net                 (194)                 (65,329)                     (2,109)

INCOME BEFORE INCOME TAXES                       (199)                  19,250                      (2,743)

INCOME TAXES                                    2,259                    7,990                        (827)

NET INCOME (LOSS)                              (2,458)                  11,260                      (1,916)
RET. EARNINGS (DEF.) AT BEG. OF YEAR           (4,403)                  18,074                         114
DEDUCT:
 Dividends                                          0                        0                           0
 Other                                              0                        0                           0
RET. EARNINGS (DEF.) AT END OF YEAR           ($6,861)                 $29,334                     ($1,802)




ESI ENERGY, INC. AND SUBSIDIARIES                     FPL Energy Operating Services,                                  29
CONSOLIDATING BALANCE SHEET                           Inc./FPL Energy Brady Pow                              ESI Vansycle
DECEMBER 31, 1998                                     Services, Inc./FPL Energy       ESI       ESI Mojave,    GP, Inc./
Thousands of Dollars                                  Calistoga Power Services,    Calistoga     Inc./ESI     ESI Vansycle
                                                      Inc./FPL Energy CO2 Opera    LP, Inc./    Mohave LLC/     Vansycle
                                                      Inc./FPL Energy Doswell P       ESI       ESI Mojave     LP, Inc./
                                                      Services, Inc./FPL Energy    Calistoga     16/17/18      FPL Energy
ASSETS                                                Virginia Power Services,     GP, Inc.         LLC       Vansycle LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.                        $148                       $0             $0           $20
 Nuclear fuel under capital lease                                0                        0              0             0
 Construction work in progress                                   0                        0              0        23,352
 Less accumulated depr. & amort.                                (9)                       0              0             0
    Total prop., plant and eqpt.-net                           139                        0              0        23,372

CURRENT ASSETS
 Cash and cash equivalents                                      80                        0              0           104
 Customer receivables - net                                      0                        0              0           357
 Mat'ls., supplies & fossil fuel inv.                            0                        0              0             0
 Deferred clause expenses                                        0                        0              0             0
 Other                                                       2,037                      599            (31)          150
    Total current assets                                     2,117                      599            (31)          611

OTHER ASSETS:
 Special use funds of FPL                                        0                        0              0             0
 Other investments                                               0                   11,762            107           296
 Other                                                       1,262                        0              0           519
    Total other assets                                       1,262                   11,762            107           815

    TOTAL ASSETS                                            $3,518                  $12,361            $76       $24,798

CAPITALIZATION
 Common shareholders' equity                                $2,133                   $9,152            $38       $24,114
 Pref. stk. w/o sinking fund require.                            0                        0              0             0
 Long-term debt                                                  0                        0              0             0
    Total capitalization                                     2,133                    9,152             38        24,114

CURRENT LIABILITIES
 Short-term debt                                                 0                        0              0             0
 Cur. matur. of ltd. & pref. stock                               0                        0              0             0
 Accounts payable                                              103                        0              0             0
 Customers' deposits                                             0                        0              0             0
 Accrued interest and taxes                                      0                        0              0             0
 Deferred clause revenue                                         0                        0              0             0
 Other                                                       1,260                      406             77           684
    Total current liabilities                                1,363                      406             77           684

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                              22                    2,803            (39)            0
 Def. regulatory credit - income taxes                           0                        0              0             0
 Unamortized investment tax credits                              0                        0              0             0
 Storm and property insurance reserve                            0                        0              0             0
 Other                                                           0                        0              0             0
    Total other liab. & def. credits                            22                    2,803            (39)            0

TOTAL CAPITALIZATION AND LIABILITIES                        $3,518                  $12,361            $76       $24,798




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     30
CONSOLIDATING STATEMENTS OF INCOME AND                FPL Energy Operating Serv
RETAINED EARNINGS                                     Inc./FPL Energy Brady Pow                               ESI Vansycle
DECEMBER 31, 1998                                     Services, Inc./FPL Energy       ESI       ESI Mojave,    GP, Inc./
Thousands of Dollars                                  Calistoga Power Services,    Calistoga     Inc./ESI     ESI Vansycle
                                                      Inc./FPL Energy CO2 Opera    LP, Inc./    Mohave LLC/     Vansycle
                                                      Inc./FPL Energy Doswell P       ESI       ESI Mojave     LP, Inc./
                                                      Services, Inc./FPL Energy    Calistoga     16/17/18      FPL Energy
INCOME STATEMENT                                      Virginia Power Services,     GP, Inc.         LLC       Vansycle LLC
OPERATING REVENUES                                          $3,587                     $331             $0          $434

OPERATING EXPENSES
 Fuel, purchased power & interchange                             0                        0              0             0
 Other operations and maintenance                              823                      230             62           421
 Depreciation & amortization                                    91                        0              0             0
 Taxes other than income taxes                                  11                        1              0             1
    Total operating expenses                                   925                      231             62           422
OPERATING INCOME                                             2,662                      100            (62)           12

OTHER INCOME (DEDUCTIONS):
 Interest charges                                                0                        0              0             0
 Preferred stock dividends - FPL                                 0                        0              0             0
 Other-net                                                       0                    4,507             21             0
    Total other deductions - net                                 0                    4,507             21             0

INCOME BEFORE INCOME TAXES                                   2,662                    4,607            (41)           12

INCOME TAXES                                                   980                    1,981            (12)          (83)

NET INCOME (LOSS)                                            1,682                    2,626            (29)           95
RET. EARNINGS (DEF.) AT BEG. OF YEAR                           288                    1,631              7          (189)
DEDUCT:
 Dividends                                                       0                        0              0             0
 Other                                                           0                        0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR                         $1,970                   $4,257           ($22)         ($94)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                       31
CONSOLIDATING BALANCE SHEET               ESI Silverado
DECEMBER 31, 1998                         Delaware, LLC/
Thousands of Dollars                      ESI Silverad
                                          Holding, LLC     Harper       Harper
                                           Silverado        Lake         Lake      ESI Altamont
                                           Geothermal   Acquistions,  Holdings,    Acquisitions,
ASSETS                                   Resources, Inc.    Inc.         Inc.         Inc./
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.         $1,123           $0          $0             $0
 Nuclear fuel under capital lease                   0            0           0              0
 Construction work in progress                      0            0           0              0
 Less accumulated depr. & amort.                    0            0           0              0
    Total prop., plant and eqpt.-net            1,123            0           0              0

CURRENT ASSETS
 Cash and cash equivalents                      3,855            0           0              0
 Customer receivables - net                         0            0           0              0
 Mat'ls., supplies & fossil fuel inv.               0        2,100           0              0
 Deferred clause expenses                           0            0           0              0
 Other                                          1,960           14      (3,831)           776
    Total current assets                        5,815        2,114      (3,831)           776

OTHER ASSETS:
 Special use funds of FPL                           0            0           0              0
 Other investments                                  0            0           0         17,818
 Other                                            (98)           0           0              0
    Total other assets                            (98)           0           0         17,818

    TOTAL ASSETS                               $6,840       $2,114     ($3,831)       $18,594

CAPITALIZATION
 Common shareholders' equity                  $10,442         ($27)    ($4,243)       $17,873
 Pref. stk. w/o sinking fund require.               0            0           0              0
 Long-term debt                                10,000            0           0              0
    Total capitalization                       20,442          (27)     (4,243)        17,873

CURRENT LIABILITIES
 Short-term debt                                    0            0           0              0
 Cur. matur. of ltd. & pref. stock                  0            0           0              0
 Accounts payable                                   5            0           0              0
 Customers' deposits                                0            0           0              0
 Accrued interest and taxes                         0            0           0              0
 Deferred clause revenue                            0            0           0              0
 Other                                            435        2,141         412             42
    Total current liabilities                     440        2,141         412             42

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            (29,043)           0           0            679
 Def. regulatory credit - income taxes              0            0           0              0
 Unamortized investment tax credits                 0            0           0              0
 Storm and property insurance reserve               0            0           0              0
 Other                                         15,001            0           0              0
    Total other liab. & def. credits          (14,042)           0           0            679

TOTAL CAPITALIZATION AND LIABILITIES           $6,840       $2,114     ($3,831)       $18,594




ESI ENERGY, INC. AND SUBSIDIARIES                                                                       32
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                         ESI Silverado
DECEMBER 31, 1998                         Delaware, LLC/
Thousands of Dollars                      ESI Silverad
                                          Holding, LLC     Harper       Harper
                                           Silverado        Lake         Lake        ESI Altamont
                                           Geothermal    Acquistions,   Holdings,    Acquisitions,
INCOME STATEMENT                         Resources, Inc.    Inc.         Inc.            Inc.
OPERATING REVENUES                             $3,094           $0          $0             $367

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0                0
 Other operations and maintenance               2,504            4          43              839
 Depreciation & amortization                       72            0           0                0
 Taxes other than income taxes                    172            0          (1)               0
    Total operating expenses                    2,748            4          42              839
OPERATING INCOME                                  346           (4)        (42)            (472)

OTHER INCOME (DEDUCTIONS):
 Interest charges                              (3,906)           0           0                0
 Preferred stock dividends - FPL                    0            0           0                0
 Other-net                                      4,126            0           0            2,819
    Total other deductions - net                  220            0           0            2,819

INCOME BEFORE INCOME TAXES                        566           (4)        (42)           2,347

INCOME TAXES                                    1,997           (1)        (51)             599

NET INCOME (LOSS)                              (1,431)          (3)          9            1,748
RET. EARNINGS (DEF.) AT BEG. OF YEAR              243          (24)      7,206                0
DEDUCT:
 Dividends                                          0            0           0                0
 Other                                              0            0           0                0
RET. EARNINGS (DEF.) AT END OF YEAR           ($1,188)        ($27)     $7,215           $1,748




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     33
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                              ESI          ESI         ESI      ESI Northeast   Northern
                                             Ormesa     Northeast   Northeast     Energy          Cross     ESI Northeast
                                           Holdings,    Energy GP   Energy LP,  Acquisition   Investments,     Energy
ASSETS                                        Inc.        Inc.         Inc.     Funding Inc.      Inc.      Funding, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0             0
    Total prop., plant and eqpt.-net                0            0           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0            0           0            0             (6)            0
 Customer receivables - net                         0            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                             (3)          37       3,139            1         49,671             0
    Total current assets                           (3)          37       3,139            1         49,665             0

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                                  0        1,245      61,029            6         (6,384)            0
 Other                                              0            0           0            0              0             0
    Total other assets                              0        1,245      61,029            6         (6,384)            0

    TOTAL ASSETS                                  ($3)      $1,282     $64,168           $7        $43,281            $0

CAPITALIZATION
 Common shareholders' equity                     ($18)        $695     $12,733          ($3)       $43,277            $0
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0             0
    Total capitalization                          (18)         695      12,733           (3)        43,277             0

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0            0           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0       6,796            0              0             0
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                             15          524           1           10              4             0
    Total current liabilities                      15          524       6,797           10              4             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0           63       3,107            0              0             0
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0      41,531            0              0             0
    Total other liab. & def. credits                0           63      44,638            0              0             0

TOTAL CAPITALIZATION AND LIABILITIES              ($3)      $1,282     $64,168           $7        $43,281            $0




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     34
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                              ESI          ESI          ESI       ESI Northeast   Northern
                                             Ormesa     Northeast    Northeast       Energy         Cross      ESI Northeast
                                           Holdings,    Energy GP    Energy LP,   Acquisition    Investments,     Energy
INCOME STATEMENT                              Inc.        Inc.          Inc.      Funding Inc.     Inc.        Funding, Inc.
OPERATING REVENUES                                 $0         $765          $0           $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance                  15          524           0           10              8             0
 Depreciation & amortization                        0            0           0            0              0             0
 Taxes other than income taxes                      0            0           0            0              2             0
    Total operating expenses                       15          524           0           10             10             0
OPERATING INCOME                                  (15)         241           0          (10)           (10)            0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0      (6,796)           0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                          0          174       8,549            6         10,598             0
    Total other deductions - net                    0          174       1,753            6         10,598             0

INCOME BEFORE INCOME TAXES                        (15)         415       1,753           (4)        10,588             0

INCOME TAXES                                        3          158         (31)          (1)         4,987             0

NET INCOME (LOSS)                                 (18)         257       1,784           (3)         5,601             0
RET. EARNINGS (DEF.) AT BEG. OF YEAR                0            0           0            0            109             0
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR              ($18)        $257      $1,784          ($3)        $5,710            $0




ESI ENERGY, INC. AND SUBSIDIARIES                                                                       35
CONSOLIDATING BALANCE SHEET                                           ESI Oremesa
DECEMBER 31, 1998                                                     IE Equity Inc/
Thousands of Dollars                                                  ESI Equity
                                            Sullivan                  Holdings LLC/  ESI           Harper
                                             Street     ESI Tehachapi ESI Ormesa     Oremesa       Lake
                                          Investments,   Acquisitions IE Resource    Holdings I    Management,
ASSETS                                        Inc.           Inc.         LLC        LLC           Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0
 Nuclear fuel under capital lease                   0            0           0            0              0
 Construction work in progress                      0            0           0            0              0
 Less accumulated depr. & amort.                    0            0           0            0              0
    Total prop., plant and eqpt.-net                0            0           0            0              0

CURRENT ASSETS
 Cash and cash equivalents                         (6)           0           0            0              0
 Customer receivables - net                         0            0           0            0              0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0
 Deferred clause expenses                           0            0           0            0              0
 Other                                        312,259        2,255         (30)          33              0
    Total current assets                      312,253        2,255         (30)          33              0

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0
 Other investments                                  5          (20)        235            0              0
 Other                                              0            0           0            0             19
    Total other assets                              5          (20)        235            0             19

    TOTAL ASSETS                             $312,258       $2,235        $205          $33            $19

CAPITALIZATION
 Common shareholders' equity                 $312,246         $173       ($121)       ($173)           $19
 Pref. stk. w/o sinking fund require.               0            0           0            0              0
 Long-term debt                                     0            0           0            0              0
    Total capitalization                      312,246          173        (121)        (173)            19

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0
 Accounts payable                                   0            0           0            0              0
 Customers' deposits                                0            0           0            0              0
 Accrued interest and taxes                         0            0           0            0              0
 Deferred clause revenue                            0            0           0            0              0
 Other                                             12        2,041           0          206              0
    Total current liabilities                      12        2,041           0          206              0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0           21         326            0              0
 Def. regulatory credit - income taxes              0            0           0            0              0
 Unamortized investment tax credits                 0            0           0            0              0
 Storm and property insurance reserve               0            0           0            0              0
 Other                                              0            0           0            0              0
    Total other liab. & def. credits                0           21         326            0              0

TOTAL CAPITALIZATION AND LIABILITIES         $312,258       $2,235        $205          $33            $19




ESI ENERGY, INC. AND SUBSIDIARIES                                                                       36
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                                                      ESI Oremesa
DECEMBER 31, 1998                                                      IE Equity
Thousands of Dollars                                                   Inc./ESI Equity
                                            Sullivan                   Holdings LLC/   ESI          Harper
                                             Street     ESI Tehachapi  ESI Ormesa      Oremesa      Lake
                                          Investments,  Acquisitions   IE Resource     Holdings I   Management,
INCOME STATEMENT                              Inc.        Inc.         LLC             LLC          Inc.
OPERATING REVENUES                                 $0          $76          $0         $162             $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0
 Other operations and maintenance                   7           59           0          247              0
 Depreciation & amortization                        0            0           0            0              0
 Taxes other than income taxes                      2            0           0            0              0
    Total operating expenses                        9           59           0          247              0
OPERATING INCOME                                   (9)          17           0          (85)             0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0
 Preferred stock dividends - FPL                    0            0           0            0              0
 Other-net                                     11,157         (912)          0            0              0
    Total other deductions - net               11,157         (912)          0            0              0

INCOME BEFORE INCOME TAXES                     11,148         (895)          0          (85)             0

INCOME TAXES                                    3,886         (185)        356            0              1

NET INCOME (LOSS)                               7,262         (710)       (356)         (85)            (1)
RET. EARNINGS (DEF.) AT BEG. OF YEAR              315            0           0            0              0
DEDUCT:
 Dividends                                          0            0           0            0              0
 Other                                              0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR            $7,577        ($710)      ($356)        ($85)           ($1)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     37
CONSOLIDATING BALANCE SHEET                                                                    ESI West
DECEMBER 31, 1998                                      ESI Hawkeye     FPL                   Texas Energy,
Thousands of Dollars                          ESI      Power, Inc./   Energy                   Inc./ESI
                                           Northeast   Hawkeye         GEO         East       West Texas    ESI Oremesa
                                              Fuel     Power        East Mesa      Mesa         Energy          Debt
                                          Management,  Partners,    Partners,   Geothermal     Partners      Holdings,
ASSETS                                        Inc.        LLC          Inc.         LLC           LLC           LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0         $153          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0       18,255           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0             0
    Total prop., plant and eqpt.-net                0       18,408           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0           92           0            0              0             0
 Customer receivables - net                         0            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                           (149)         332         494            0              0             0
    Total current assets                         (149)         424         494            0              0             0

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                                  0            0         382           13          7,375        13,343
 Other                                              0            0           0        3,010              0             0
    Total other assets                              0            0         382        3,023          7,375        13,343

    TOTAL ASSETS                                ($149)     $18,832        $876       $3,023         $7,375       $13,343

CAPITALIZATION
 Common shareholders' equity                    ($262)     $17,533        $838       $2,959         $7,375       $13,342
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0             0
    Total capitalization                         (262)      17,533         838        2,959          7,375        13,342

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0        1,299           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0              0             0
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                            113            0          38           64              0             1
    Total current liabilities                     113        1,299          38           64              0             1

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0            0           0            0              0             0
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
    Total other liab. & def. credits                0            0           0            0              0             0

TOTAL CAPITALIZATION AND LIABILITIES            ($149)     $18,832        $876       $3,023         $7,375       $13,343




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     38
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                                                                               ESI West
DECEMBER 31, 1998                                      ESI Hawkeye      FPL                   Texas Energy,
Thousands of Dollars                          ESI      Power, Inc./    Energy                   Inc./ESI
                                           Northeast   Hawkeye          GEO         East       West Texas    ESI Oremesa
                                              Fuel     Power         East Mesa      Mesa         Energy          Debt
                                          Management,  Partners,     Partners,   Geothermal     Partners      Holdings,
INCOME STATEMENT                              Inc.     LLC              Inc.         LLC           LLC           LLC
OPERATING REVENUES                               $736           $0          $0           $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance                   0        1,513          38           48              0             1
 Depreciation & amortization                        0            0           0            0              0             0
 Taxes other than income taxes                      0            0           0            0              0             0
    Total operating expenses                        0        1,513          38           48              0             1
OPERATING INCOME                                  736       (1,513)        (38)         (48)             0            (1)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                          0            0      (1,279)           0              0             0
    Total other deductions - net                    0            0      (1,279)           0              0             0

INCOME BEFORE INCOME TAXES                        736       (1,513)     (1,317)         (48)             0            (1)

INCOME TAXES                                      288         (325)       (493)           0              0             0

NET INCOME (LOSS)                                 448       (1,188)       (824)         (48)             0            (1)
RET. EARNINGS (DEF.) AT BEG. OF YEAR                0            0           0            0              0             0
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR              $448      ($1,188)      ($824)        ($48)            $0           ($1)




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     39
CONSOLIDATING BALANCE SHEET                                            FPL
DECEMBER 31, 1998                                                     Energy
Thousands of Dollars                                       FPL       Everett        ESI
                                              ESI         Energy     LLC/FPL     Virginia      Adjusting
                                             Cannon   Pacific Crest   Energy       Power           &            ESI
                                          Acquisitions   Partner,    Everett     Services,       Elim.      Energy, Inc.
ASSETS                                        LLC          LLC        L.L.C.       Inc.         Entries     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0          $47        $118           $0             $0      $416,033
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0             (1)       41,732
 Less accumulated depr. & amort.                    0            0           0            0              0       (79,568)
    Total prop., plant and eqpt.-net                0           47         118            0             (1)      378,197

CURRENT ASSETS
 Cash and cash equivalents                          3            0           0            0         (8,711)        8,279
 Customer receivables - net                         0            0           0            0              1        31,022
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              1        39,474
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                              0            0           0            0       (530,042)      207,224
    Total current assets                            3            0           0            0       (538,751)      285,999

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                             14,734        2,436      13,853            0       (601,638)      332,616
 Other                                              0            0           0            0              0       270,301
    Total other assets                         14,734        2,436      13,853            0       (601,638)      602,917

    TOTAL ASSETS                              $14,737       $2,483     $13,971           $0    ($1,140,390)   $1,267,113

CAPITALIZATION
 Common shareholders' equity                  $14,416       $2,435     $13,971           $0      ($594,081)     $753,525
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0       (262,279)      156,672
    Total capitalization                       14,416        2,435      13,971            0       (856,360)      910,197

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0        (71,100)            0
 Accounts payable                                   3            0           0            0              1        10,014
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0        (12,995)           44
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                            318           48           0            0       (158,406)       43,356
    Total current liabilities                     321           48           0            0       (242,500)       53,414

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0            0           0            0              3       278,096
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0        (41,533)       25,406
    Total other liab. & def. credits                0            0           0            0        (41,530)      303,502

TOTAL CAPITALIZATION AND LIABILITIES          $14,737       $2,483     $13,971           $0    ($1,140,390)   $1,267,113




ESI ENERGY, INC. AND SUBSIDIARIES                                                                                     40
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                                                        FPL
DECEMBER 31, 1998                                                       Energy
Thousands of Dollars                                                   Everett        ESI
                                              ESI            FPL       LLC/FPL     Virginia      Adjusting
                                             Cannon        Energy       Energy       Power           &            ESI
                                          Acquisitions  Pacific Crest  Everett     Services,       Elim.      Energy, Inc.
INCOME STATEMENT                              LLC       Partner, LLC    L.L.C.       Inc.         Entries     Consolidated
OPERATING REVENUES                                 $0           $0          $0           $0             $0      $232,290

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0        52,920
 Other operations and maintenance                 318            2         133            0              0        46,250
 Depreciation & amortization                        0            0           0            0              0        30,292
 Taxes other than income taxes                      0            0           0            0              0         1,790
    Total operating expenses                      318            2         133            0              0       131,252
OPERATING INCOME                                 (318)          (2)       (133)           0              0       101,038

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0         22,345       (78,029)
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                        682            0           0            0         19,811        64,343
    Total other deductions - net                  682            0           0            0         42,156       (13,686)

INCOME BEFORE INCOME TAXES                        364           (2)       (133)           0         42,156        87,352

INCOME TAXES                                        0            0           0            0              3        35,456

NET INCOME (LOSS)                                 364           (2)       (133)           0         42,153        51,896
RET. EARNINGS (DEF.) AT BEG. OF YEAR                0            0           0          388       (124,288)       21,453
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0          388           (388)            0
RET. EARNINGS (DEF.) AT END OF YEAR              $364          ($2)      ($133)          $0       ($81,687)      $73,349




FPL GROUP INTERNATIONAL, INC.                                                                           41
CONSOLIDATING BALANCE SHEET                                                            FPL
DECEMBER 31, 1998                                                                 International
Thousands of Dollars                                                              Holdings II,
                                                           FPL                        Inc./
                                           FPL Group  International    FPL          Owenreagh     Owenreagh
                                          Internationa Investment  Internationa   Cayman Power     Cayman,
ASSETS                                        Inc.       Company   Holdings, In   Partners, LLC     Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.            $92           $0          $0           $0         $8,628
 Nuclear fuel under capital lease                   0            0           0            0              0
 Construction work in progress                      0            0           0            0              0
 Less accumulated depr. & amort.                  (20)           0           0            0           (714)
    Total prop., plant and eqpt.-net               72            0           0            0          7,914

CURRENT ASSETS
 Cash and cash equivalents                        (21)           0           0            0          2,859
 Customer receivables - net                         4            0           0            0            335
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0
 Deferred clause expenses                           0            0           0            0              0
 Other                                         (3,075)           0           0            0              0
    Total current assets                       (3,092)           0           0            0          3,194

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0
 Other investments                             90,647       15,174      17,464            0              0
 Other                                             27            0           0            0            960
    Total other assets                         90,674       15,174      17,464            0            960

    TOTAL ASSETS                              $87,654      $15,174     $17,464           $0        $12,068

CAPITALIZATION
 Common shareholders' equity                  $87,836      $15,174     $17,464           $0        $11,340
 Pref. stk. w/o sinking fund require.               0            0           0            0              0
 Long-term debt                                     0            0           0            0              0
    Total capitalization                       87,836       15,174      17,464            0         11,340

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0
 Accounts payable                                   0            0           0            0            191
 Customers' deposits                                0            0           0            0              0
 Accrued interest and taxes                         0            0           0            0              0
 Deferred clause revenue                            0            0           0            0              0
 Other                                          2,387            0           0            0            378
    Total current liabilities                   2,387            0           0            0            569

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             (2,569)           0           0            0              0
 Def. regulatory credit - income taxes              0            0           0            0              0
 Unamortized investment tax credits                 0            0           0            0              0
 Storm and property insurance reserve               0            0           0            0              0
 Other                                              0            0           0            0            159
    Total other liab. & def. credits           (2,569)           0           0            0            159

TOTAL CAPITALIZATION AND LIABILITIES          $87,654      $15,174     $17,464           $0        $12,068




FPL GROUP INTERNATIONAL, INC.                                                                           42
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS                                                                       FPL
DECEMBER 31, 1998                                                                  International
Thousands of Dollars                                                                Holdings II,
                                                             FPL                        Inc./
                                           FPL Group    International    FPL         Owenreagh     Owenreagh
                                          International  Investment  International  Cayman Power     Cayman,
INCOME STATEMENT                              Inc.         Company   Holdings, In   Partners, LLC     Inc.
OPERATING REVENUES                                 $0           $0          $0           $0         $2,169

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0
 Other operations and maintenance               4,092            4           8            2            249
 Depreciation & amortization                       16            0           0            0            537
 Taxes other than income taxes                      2            1           2            2              1
    Total operating expenses                    4,110            5          10            4            787
OPERATING INCOME                               (4,110)          (5)        (10)          (4)         1,382

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0
 Preferred stock dividends - FPL                    0            0           0            0              0
 Other-net                                     (7,192)       1,063         (11)           0           (121)
    Total other deductions - net               (7,192)       1,063         (11)           0           (121)

INCOME BEFORE INCOME TAXES                    (11,302)       1,058         (21)          (4)         1,261

INCOME TAXES                                   (3,508)           0           0            0              0

NET INCOME (LOSS)                              (7,794)       1,058         (21)          (4)         1,261
RET. EARNINGS (DEF.) AT BEG. OF YEAR          (12,412)         858         (57)         (36)           231
DEDUCT:
 Dividends                                          0            0           0            0              0
 Other                                              0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR          ($20,206)      $1,916        ($78)        ($40)        $1,492




FPL GROUP INTERNATIONAL, INC.                                                                                         43
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                Werfa       Mynydd      Crete I     Crete II      Crete III       Faeto
                                               Cayman,       Gordu      Cayman,      Cayman,       Cayman,       Cayman,
ASSETS                                           Inc.    Cayman, Inc.     Inc.        Inc.          Inc.           Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0             0
    Total prop., plant and eqpt.-net                0            0           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0            0           0            0              0             0
 Customer receivables - net                         0            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
    Total current assets                            0            0           0            0              0             0

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                                  0            0           0            0              0            32
 Other                                              0            0          90            0              0             0
    Total other assets                              0            0          90            0              0            32

    TOTAL ASSETS                                   $0           $0         $90           $0             $0           $32

CAPITALIZATION
 Common shareholders' equity                      ($1)        ($39)       ($13)         ($3)           ($7)          $38
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0             0
    Total capitalization                           (1)         (39)        (13)          (3)            (7)           38

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0            0           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0              0             0
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                              1           39         103            3              7            (6)
    Total current liabilities                       1           39         103            3              7            (6)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0            0           0            0              0             0
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
    Total other liab. & def. credits                0            0           0            0              0             0

TOTAL CAPITALIZATION AND LIABILITIES               $0           $0         $90           $0             $0           $32




FPL GROUP INTERNATIONAL, INC.                                                                                         44
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                               Werfa       Mynydd      Crete I     Crete II      Crete III       Faeto
                                              Cayman,      Gordu       Cayman,      Cayman,       Cayman,       Cayman,
INCOME STATEMENT                                Inc.     Cayman, Inc.     Inc.        Inc.          Inc.          Inc.
OPERATING REVENUES                                 $0           $0          $0           $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance                   2            3           2            2              2             2
 Depreciation & amortization                        0            0           0            0              0             0
 Taxes other than income taxes                      1            1           1            1              1             1
    Total operating expenses                        3            4           3            3              3             3
OPERATING INCOME                                   (3)          (4)         (3)          (3)            (3)           (3)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                          0            0           0            0              0             0
    Total other deductions - net                    0            0           0            0              0             0

INCOME BEFORE INCOME TAXES                         (3)          (4)         (3)          (3)            (3)           (3)

INCOME TAXES                                        0            0           0            0              0             0

NET INCOME (LOSS)                                  (3)          (4)         (3)          (3)            (3)           (3)
RET. EARNINGS (DEF.) AT BEG. OF YEAR             (157)        (503)       (698)        (291)          (286)         (204)
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR             ($160)       ($507)      ($701)       ($294)         ($289)        ($207)




FPL GROUP INTERNATIONAL, INC.                                                                                         45
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                              Monte San          San                      FPL           FPL           FPL
                                               Giorgio      Bartolomeo     Riva-Caleone  Mamonal,   TermoCandelaria Termovalle,
ASSETS                                       Cayman, Inc.   Cayman, Inc.   Cayman, Inc.    Inc.          Inc.           Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0             $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0              0              0             0
 Construction work in progress                      0            0           0              0              0             0
 Less accumulated depr. & amort.                    0            0           0              0              0             0
    Total prop., plant and eqpt.-net                0            0           0              0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0            0           0              0              0             0
 Customer receivables - net                         0            0           0              0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0              0              0             0
 Deferred clause expenses                           0            0           0              0              0             0
 Other                                              0            0           0            149             18           352
    Total current assets                            0            0           0            149             18           352

OTHER ASSETS:
 Special use funds of FPL                           0            0           0              0              0             0
 Other investments                                 19           14           0            472              0           366
 Other                                              0            0           0              0              0             0
    Total other assets                             19           14           0            472              0           366

    TOTAL ASSETS                                  $19          $14          $0           $621            $18          $718

CAPITALIZATION
 Common shareholders' equity                      $32          $27          $0           $631            $43          $294
 Pref. stk. w/o sinking fund require.               0            0           0              0              0             0
 Long-term debt                                     0            0           0              0              0             0
    Total capitalization                           32           27           0            631             43           294

CURRENT LIABILITIES
 Short-term debt                                    0            0           0              0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0              0              0             0
 Accounts payable                                   0            0           0              0              0           518
 Customers' deposits                                0            0           0              0              0             0
 Accrued interest and taxes                         0            0           0              0              0             0
 Deferred clause revenue                            0            0           0              0              0             0
 Other                                            (13)         (13)          0              0              0             0
    Total current liabilities                     (13)         (13)          0              0              0           518

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0            0           0            (10)           (25)          (94)
 Def. regulatory credit - income taxes              0            0           0              0              0             0
 Unamortized investment tax credits                 0            0           0              0              0             0
 Storm and property insurance reserve               0            0           0              0              0             0
 Other                                              0            0           0              0              0             0
    Total other liab. & def. credits                0            0           0            (10)           (25)          (94)

TOTAL CAPITALIZATION AND LIABILITIES              $19          $14          $0           $621            $18          $718




FPL GROUP INTERNATIONAL, INC.                                                                                         46
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                              Monte San        San                        FPL           FPL           FPL
                                               Giorgio      Bartolomeo    Riva-Caleone   Mamonal,   TermoCandelaria Termovalle,
INCOME STATEMENT                             Cayman, Inc.   Cayman, Inc.  Cayman, Inc.    Inc.          Inc.           Inc.
OPERATING REVENUES                                 $0           $0          $0             $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0              0              0             0
 Other operations and maintenance                   2            2           2             63              0           851
 Depreciation & amortization                        0            0           0              0              0             0
 Taxes other than income taxes                      1            1           1              0              0             0
    Total operating expenses                        3            3           3             63              0           851
OPERATING INCOME                                   (3)          (3)         (3)           (63)             0          (851)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0              0              0             0
 Preferred stock dividends - FPL                    0            0           0              0              0             0
 Other-net                                          0            0           0             10              0             0
    Total other deductions - net                    0            0           0             10              0             0

INCOME BEFORE INCOME TAXES                         (3)          (3)         (3)           (53)             0          (851)

INCOME TAXES                                        0            0           0            (26)           (13)         (352)

NET INCOME (LOSS)                                  (3)          (3)         (3)           (27)            13          (499)
RET. EARNINGS (DEF.) AT BEG. OF YEAR             (136)        (135)         (6)          (252)           (56)         (175)
DEDUCT:
 Dividends                                          0            0           0              0              0             0
 Other                                              0            0           0              0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR             ($139)       ($138)        ($9)         ($279)          ($43)        ($674)




FPL GROUP INTERNATIONAL, INC.                                                                                         47
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                             Karaha                  Adjusting
                                             Bodas          FPL-I        &         FPL Group
                                           Investment      Brazil,    Elim.     International,
ASSETS                                       Corp.          LTDA.     Entries         Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0        $89             $0        $8,809
 Nuclear fuel under capital lease                   0          0              0             0
 Construction work in progress                      0          0              0             0
 Less accumulated depr. & amort.                    0          0              0          (734)
    Total prop., plant and eqpt.-net                0         89              0         8,075

CURRENT ASSETS
 Cash and cash equivalents                          0          7              0         2,845
 Customer receivables - net                         0          0              0           339
 Mat'ls., supplies & fossil fuel inv.               0          0              0             0
 Deferred clause expenses                           0          0              0             0
 Other                                              0          0          5,519         2,963
    Total current assets                            0          7          5,519         6,147

OTHER ASSETS:
 Special use funds of FPL                           0          0              0             0
 Other investments                             (1,613)         0        (90,647)       31,928
 Other                                         40,000          0              0        41,077
    Total other assets                         38,387          0        (90,647)       73,005

    TOTAL ASSETS                              $38,387        $96       ($85,128)      $87,227

CAPITALIZATION
 Common shareholders' equity                  $38,387        $96       ($90,647)      $80,652
 Pref. stk. w/o sinking fund require.               0          0              0             0
 Long-term debt                                     0          0              0             0
    Total capitalization                       38,387         96        (90,647)       80,652

CURRENT LIABILITIES
 Short-term debt                                    0          0              0             0
 Cur. matur. of ltd. & pref. stock                  0          0              0             0
 Accounts payable                                   0          0              0           709
 Customers' deposits                                0          0              0             0
 Accrued interest and taxes                         0          0              0             0
 Deferred clause revenue                            0          0              0             0
 Other                                              0          0          5,519         8,405
    Total current liabilities                       0          0          5,519         9,114

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0          0              0        (2,698)
 Def. regulatory credit - income taxes              0          0              0             0
 Unamortized investment tax credits                 0          0              0             0
 Storm and property insurance reserve               0          0              0             0
 Other                                              0          0              0           159
    Total other liab. & def. credits                0          0              0        (2,539)

TOTAL CAPITALIZATION AND LIABILITIES          $38,387        $96       ($85,128)      $87,227




FPL GROUP INTERNATIONAL, INC.                                                                                         48
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                             Karaha                      Adjusting
                                             Bodas            FPL-I          &         FPL Group
                                           Investment         Brazil,      Elim.     International,
INCOME STATEMENT                             Corp.            LTDA.       Entries         Inc.
OPERATING REVENUES                                 $0         $0             $0        $2,169

OPERATING EXPENSES
 Fuel, purchased power & interchange                0          0              0             0
 Other operations and maintenance                  55          2             (8)        5,337
 Depreciation & amortization                        0          0              0           553
 Taxes other than income taxes                      2          0              4            23
    Total operating expenses                       57          2             (4)        5,913
OPERATING INCOME                                  (57)        (2)             4        (3,744)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0          0              0             0
 Preferred stock dividends - FPL                    0          0              0             0
 Other-net                                     (4,446)         0          6,008        (4,689)
    Total other deductions - net               (4,446)         0          6,008        (4,689)

INCOME BEFORE INCOME TAXES                     (4,503)        (2)         6,012        (8,433)

INCOME TAXES                                        0          0              0        (3,899)

NET INCOME (LOSS)                              (4,503)        (2)         6,012        (4,534)
RET. EARNINGS (DEF.) AT BEG. OF YEAR               52          0          1,851       (12,412)
DEDUCT:
 Dividends                                          0          0              0             0
 Other                                              0          0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR           ($4,451)       ($2)        $7,863      ($16,946)




TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                            49
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998                                                                                               Telesat
Thousands of Dollars                        Telesat                                                           Cablevision
                                          Cablevision                   Cable                    Adjusting      of South
                                            of South        Cable         LP        Cable           &          Florida,
                                            Florida,        LP I,      (Pasco),     LP III,        Elim.          Inc.
ASSETS                                        Inc.          Inc.         Inc.       Inc.         Entries     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0             0
    Total prop., plant and eqpt.-net                0            0           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                          0           17         116            0              0           133
 Customer receivables - net                         0            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                         24,418            0       6,584       94,310        (14,287)      111,025
    Total current assets                       24,418           17       6,700       94,310        (14,287)      111,158

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                             32,800            0           0       20,500        (32,800)       20,500
 Other                                              0            0           0            0              0             0
    Total other assets                         32,800            0           0       20,500        (32,800)       20,500

    TOTAL ASSETS                              $57,218          $17      $6,700     $114,810       ($47,087)     $131,658

CAPITALIZATION
 Common shareholders' equity                  $15,946           $0      $6,700      $26,100       ($32,800)      $15,946
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0             0
    Total capitalization                       15,946            0       6,700       26,100        (32,800)       15,946

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0            0           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                         0            0           0            0              0             0
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                         14,269           17           0            0        (14,287)           (1)
    Total current liabilities                  14,269           17           0            0        (14,287)           (1)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             27,003            0           0       88,710              0       115,713
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
    Total other liab. & def. credits           27,003            0           0       88,710              0       115,713

TOTAL CAPITALIZATION AND LIABILITIES          $57,218          $17      $6,700     $114,810       ($47,087)     $131,658




TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                            50
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998                                                                                             Telesat
Thousands of Dollars                         Telesat                                                         Cablevision
                                           Cablevision                 Cable                    Adjusting      of South
                                             of South      Cable         LP         Cable           &          Florida,
                                             Florida,      LP I,      (Pasco),     LP III,        Elim.          Inc.
INCOME STATEMENT                               Inc.        Inc.         Inc.        Inc.         Entries     Consolidated
OPERATING REVENUES                                 $0           $0          $0           $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance                   0            0           0            0              0             0
 Depreciation & amortization                        0            0           0            0              0             0
 Taxes other than income taxes                      0            0           0            0              0             0
    Total operating expenses                        0            0           0            0              0             0
OPERATING INCOME                                    0            0           0            0              0             0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                      6,700            0       6,700            0         (6,700)        6,700
    Total other deductions - net                6,700            0       6,700            0         (6,700)        6,700

INCOME BEFORE INCOME TAXES                      6,700            0       6,700            0         (6,700)        6,700

INCOME TAXES                                    2,584            0           0            0              0         2,584

NET INCOME (LOSS)                               4,116            0       6,700            0         (6,700)        4,116
RET. EARNINGS (DEF.) AT BEG. OF YEAR            2,766        9,066           0       (6,300)        (2,766)        2,766
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
RET. EARNINGS (DEF.) AT END OF YEAR            $6,882       $9,066      $6,700      ($6,300)       ($9,466)       $6,882




TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                              51
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars                                                   Telesat
                                                                     Cablevision   Adjusting      Telesat
                                            Telesat      Mayberry     of South        &        Cablevision
                                          Cablevision   Investments,   Florida,      Elim.         Inc.
ASSETS                                        Inc.        Inc.          Inc.       Entries     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0
 Nuclear fuel under capital lease                   0            0           0            0              0
 Construction work in progress                      0            0           0            0              0
 Less accumulated depr. & amort.                    0            0           0            0              0
    Total prop., plant and eqpt.-net                0            0           0            0              0

CURRENT ASSETS
 Cash and cash equivalents                         (2)           1         133            0            132
 Customer receivables - net                         0            0           0            0              0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0
 Deferred clause expenses                           0            0           0            0              0
 Other                                        (78,147)           0     111,025            0         32,878
    Total current assets                      (78,149)           1     111,158            0         33,010

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0
 Other investments                             (4,552)      35,401      20,500      (51,348)             1
 Other                                              0            0           0            0              0
    Total other assets                         (4,552)      35,401      20,500      (51,348)             1

    TOTAL ASSETS                             ($82,701)     $35,402    $131,658     ($51,348)       $33,011

CAPITALIZATION
 Common shareholders' equity                 ($43,008)     $35,402     $15,946     ($51,348)      ($43,008)
 Pref. stk. w/o sinking fund require.               0            0           0            0              0
 Long-term debt                                     0            0           0            0              0
    Total capitalization                      (43,008)      35,402      15,946      (51,348)       (43,008)

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0
 Accounts payable                                   0            0           0            0              0
 Customers' deposits                                0            0           0            0              0
 Accrued interest and taxes                         0            0           0            0              0
 Deferred clause revenue                            0            0           0            0              0
 Other                                              1            0          (1)           0              0
    Total current liabilities                       1            0          (1)           0              0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            (39,694)           0     115,713            0         76,019
 Def. regulatory credit - income taxes              0            0           0            0              0
 Unamortized investment tax credits                 0            0           0            0              0
 Storm and property insurance reserve               0            0           0            0              0
 Other                                              0            0           0            0              0
    Total other liab. & def. credits          (39,694)           0     115,713            0         76,019

TOTAL CAPITALIZATION AND LIABILITIES         ($82,701)     $35,402    $131,658     ($51,348)       $33,011




TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                              52
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars                                                    Telesat
                                                                      Cablevision   Adjusting      Telesat
                                            Telesat       Mayberry      of South        &        Cablevision
                                          Cablevision   Investments,    Florida,      Elim.         Inc.
INCOME STATEMENT                              Inc.         Inc.          Inc.       Entries      Consolidated
OPERATING REVENUES                                 $0           $0          $0           $0             $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0
 Other operations and maintenance                  95            0           0            0             95
 Depreciation & amortization                        0            0           0            0              0
 Taxes other than income taxes                      0            0           0            0              0
    Total operating expenses                       95            0           0            0             95
OPERATING INCOME                                  (95)           0           0            0            (95)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                  (9)           0           0            0             (9)
 Preferred stock dividends - FPL                    0            0           0            0              0
 Other-net                                      5,701        1,613       6,700       (5,689)         8,325
    Total other deductions - net                5,692        1,613       6,700       (5,689)         8,316

INCOME BEFORE INCOME TAXES                      5,597        1,613       6,700       (5,689)         8,221

INCOME TAXES                                      (31)          40       2,584            0          2,593

NET INCOME (LOSS)                               5,628        1,573       4,116       (5,689)         5,628
RET. EARNINGS (DEF.) AT BEG. OF YEAR          (30,663)         803       2,766       (3,569)       (30,663)
DEDUCT:
 Dividends                                          0        1,625           0       (1,625)             0
 Other                                              0            0           0            0              0
RET. EARNINGS (DEF.) AT END OF YEAR          ($25,035)        $751      $6,882      ($7,633)      ($25,035)




HJT HOLDINGS & LCR HOLDINGS AND SUBSIDIARIES                                                                          53
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1998
Thousands of Dollars
                                                                                                  Adjusting
                                              EMB           SRM           HJT          LCR            &         HJT & LCR
                                          Investments,  Investments,    Holdings,    Holdings,       Elim.        Holdings
ASSETS                                        Inc.          L.P.          Inc.         Inc.         Entries     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $0           $0          $0           $0             $0            $0
 Nuclear fuel under capital lease                   0            0           0            0              0             0
 Construction work in progress                      0            0           0            0              0             0
 Less accumulated depr. & amort.                    0            0           0            0              0             0
    Total prop., plant and eqpt.-net                0            0           0            0              0             0

CURRENT ASSETS
 Cash and cash equivalents                      2,247            2           6            6              0         2,261
 Customer receivables - net                         0            0           0            0              0             0
 Mat'ls., supplies & fossil fuel inv.               0            0           0            0              0             0
 Deferred clause expenses                           0            0           0            0              0             0
 Other                                         51,433           34          25           40            (74)       51,458
    Total current assets                       53,680           36          31           46            (74)       53,719

OTHER ASSETS:
 Special use funds of FPL                           0            0           0            0              0             0
 Other investments                            335,004      388,770          40      388,727       (777,537)      335,004
 Other                                              0            0           0            0              0             0
    Total other assets                        335,004      388,770          40      388,727       (777,537)      335,004

    TOTAL ASSETS                             $388,684     $388,806         $71     $388,773      ($777,611)     $388,723

CAPITALIZATION
 Common shareholders' equity                 $388,770     $388,766         $39     $388,729      ($777,536)     $388,768
 Pref. stk. w/o sinking fund require.               0            0           0            0              0             0
 Long-term debt                                     0            0           0            0              0             0
    Total capitalization                      388,770      388,766          39      388,729       (777,536)      388,768

CURRENT LIABILITIES
 Short-term debt                                    0            0           0            0              0             0
 Cur. matur. of ltd. & pref. stock                  0            0           0            0              0             0
 Accounts payable                                   0            0           0            0              0             0
 Customers' deposits                                0            0           0            0              0             0
 Accrued interest and taxes                       (86)           0           0            0              0           (86)
 Deferred clause revenue                            0            0           0            0              0             0
 Other                                              0           40          32           44            (75)           41
    Total current liabilities                     (86)          40          32           44            (75)          (45)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                  0            0           0            0              0             0
 Def. regulatory credit - income taxes              0            0           0            0              0             0
 Unamortized investment tax credits                 0            0           0            0              0             0
 Storm and property insurance reserve               0            0           0            0              0             0
 Other                                              0            0           0            0              0             0
                                                    0            0           0            0              0             0

TOTAL CAPITALIZATION AND LIABILITIES         $388,684     $388,806         $71     $388,773      ($777,611)     $388,723




HJT HOLDINGS & LCR HOLDINGS AND SUBSIDIARIES                                                                          54
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1998
Thousands of Dollars
                                                                                                 Adjusting
                                              EMB           SRM           HJT        LCR            &          HJT & LCR
                                          Investments,   Investments,    Holdings,   Holdings,     Elim.       Holdings
INCOME STATEMENT                              Inc.          L.P.          Inc.       Inc.         Entries     Consolidated
OPERATING REVENUES                                 $0           $0          $0           $0             $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                0            0           0            0              0             0
 Other operations and maintenance                  19            6           6            6              0            37
 Depreciation & amortization                        0            0           0            0              0             0
 Taxes other than income taxes                      0            0           0            0              0             0
    Total operating expenses                       19            6           6            6              0            37
OPERATING INCOME                                  (19)          (6)         (6)          (6)             0           (37)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0            0           0            0              0             0
 Preferred stock dividends - FPL                    0            0           0            0              0             0
 Other-net                                     34,882       22,660           3       22,653        (45,316)       34,882
    Total other deductions - net               34,882       22,660           3       22,653        (45,316)       34,882

INCOME BEFORE INCOME TAXES                     34,863       22,654          (3)      22,647        (45,316)       34,845

INCOME TAXES                                   12,202            0          (2)          (4)             0        12,196

NET INCOME (LOSS)                              22,661       22,654          (1)      22,651        (45,316)       22,649
RET. EARNINGS (DEF.) AT BEG. OF YEAR           22,688       22,691         768       21,919        (45,378)       22,688
DEDUCT:
 Dividends                                          0            0           0            0              0             0
 Other                                             (5)           0         768         (768)             5             0
RET. EARNINGS (DEF.) AT END OF YEAR           $45,354      $45,345         ($1)     $45,338       ($90,699)      $45,337




                  FPL GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

1.      Entities for which Separate Financial Statements are not Presented

The following subsidiaries of the Claimant have had no financial activity during the year. Accordingly, financial information for these companies is not provided.

- Port 95 Commerce Park Association, Inc.
- BAC Investment Corp.
- Alpha Joshua (Prime), Inc.
- Alpha Mariah (Prime), Inc.
- Beta Mariah (Prime), Inc.
- Beta Willow (Prime), Inc.
- ESI Australia II, Inc.
- Eastern Pacific Enterprises, Inc.
- Cannon Power Corporation
- Ridgetop Energy, LLC
- CPC I, Inc.
- Cannon Turbines, Inc.
- ESI Chesapeake Power, Inc.
- Hawkeye Power Partners, LLC
- ESI New Bedford LLC
- ESI New Jersey Energy GP, Inc.
- ESI Ormesa IH Resource LLC
- ESI Philippines, Inc.
- ESI Prairie Winds GP, LLC
- ESI Prairie Winds LP, LLC
- FPL Energy Altamonte Acquisitions LLC
- FPL Energy Coldwater Creek, LLC
- FPL Energy Doswell Holdings, Inc.
- FPL Energy Doswell Funding Corporation
- Doswell Funding Corporation
- FPL Energy East Mesa LLC
- FPL Energy Geo East Mesa Partners, Inc.
- Gem Resource, LLC
- FPL Energy Geysers LLC
- FPL Energy Marcus Hook, Inc.
- FPL Energy Marcus Hook LLC
- FPL Energy MH50 GP, LLC
- FPL Energy MH50 LP, LLC
- FPL Energy Solar Funding Corp.
- FPL Energy Caithness Funding Corporation
- High Desert Land Acquisition LLC
- NG Acquisition LLC
- Nevada Geothermal Holdings L.L.C.
- Philadelphia Refinery Generation, LLC
- FPL Energy Maine, Inc.
- FPL Energy Avec LLC
- FPL Energy Mason LLC
- FPL Energy Maine Hydro LLC
- FPL Energy Wyman LLC
- FPL Wyman IV LLC
- FPL Energy East Mesa Holdings LLC
- FPL Energy Power Marketing, Inc.
- FPL Energy Brazil I, LLC
- FPL Energy Brazil II, LLC
- FPL Group Argentina, Inc.
- FPL Group International Brazil (Cayman) I, Inc.
- FPL Group International Brazil (Cayman) II, Inc.
- Java Geothermal Company LLC
- Karaha Bodas Company LLC
- Square Lake Holdings, Inc.
- FPL Thermal Systems, Inc.
- FPL Group Holdings 1, Inc.
- FPL Group Holdings 2, Inc.
- Group Capital Services, Inc.
- Cable GP, Inc.
- Cable LP II, Inc.
- Praxis Group, Inc.
- Qualtec Professional Services, Inc.

Separate financial statements are not presented for Bay Loan and Investment Bank since it is classified as discontinued operations.

2.      Not-for-Profit Corporations

FPL Group Foundation (the Foundation) is a private foundation organized as a not for profit corporation to provide for the centralized evaluation and coordination of charitable activities of FPL Group, Inc. and its subsidiaries. FPL Historical Museum (the Museum) is a not-for-profit corporation formed to collect and preserve tangible objects that help interpret or describe the history of Florida Power & Light Company. The Foundation and the Museum operate independently of FPL Group, Inc., and consolidation of their not-for-profit financial statements with FPL Group, Inc.'s financial statements is not appropriate. Total assets of the Foundation and the Museum were approximately $5.6 million and $.3 million, respectively, at December 31, 1998.

3.      Dissolutions and Name Changes of Subsidiaries

ESI/Caithness Cannon Acquisitions LLC, Hyperion Investments LLC , ESI San Emidio, Inc. and MBR Services, Inc. were dissolved in 1998.

The following name changes were made in 1998:

ESI Calistoga Power Services, Inc. to FPL Energy Calistoga Power Services, Inc. ESI Dominican Republic, Inc. to FPL Energy Geo East Mesa Partners, Inc.
ESI Doswell Power Services, Inc. to FPL Energy Doswell Power Services, Inc.
ESI Panama, Inc. to Harper Lake Management, Inc.
ESI Virginia Power Services, Inc. to FPL Energy Virginia Power Services, Inc. ESI Energy Operating Services, Inc. to FPL Energy Operating Services, Inc.
ESI Brady Power Services, Inc. to FPL Energy Power Services, Inc.


Claimant has caused this statement to be duly executed on its behalf by its authorized officer this 26th day of February, 1999.




                         FPL Group, Inc.



        By:            K. MICHAEL DAVIS
              _______________________________________
                       K. Michael Davis
              Controller and Chief Accounting Officer
           (Principal Financial and Accounting Officer)




                       (Corporate Seal)





Attest:




D. P. COYLE
____________________________
D. P. Coyle, General Counsel and Secretary




Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                      K. Michael Davis
           Controller and Chief Accounting Officer
                       FPL Group, Inc.
                   700 Universe Boulevard
                    Juno Beach, FL 33408

                                                              EXHIBIT B


The Financial Data Schedule is included as Exhibit 27 at the conclusion of this document.




                                                               EXHIBIT C


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

FPL Group, Inc. (Claimant)
* FPL Group Capital Inc
** FPL Energy, Inc.
*** ESI Energy, Inc.
**** ESI Doswell, Inc.
**** ESI LP, Inc.
**** ESI Doswell GP, Inc.
**** ESI Doswell GP II Holdings, Inc.
**** ESI Doswell LP Holdings, Inc.

At December 31, 1998, ESI Doswell, Inc., ESI LP, Inc., ESI Doswell GP, Inc., ESI Doswell GP II Holdings, Inc. and ESI Doswell LP Holdings, Inc. each owned a partnership interest in Doswell Limited Partnership, an EWG. These interests in the aggregate equal 100%.

FPL Group, Inc. (Claimant)
* FPL Group Capital Inc
** FPL Energy, Inc.
*** ESI Energy, Inc.
**** ESI Vansycle GP, Inc.
**** ESI Vansycle LP, Inc.

At December 31, 1998, ESI Vansycle GP, Inc., and ESI Vansycle LP, Inc., each owned a partnership interest in ESI Vansycle Partners, L.P., an EWG. These interests in the aggregate equal 100%.



APPENDIX 1
SUBSIDIARIES OF FPL GROUP, INC.
December 31, 1998


                                    Jurisdic-
                                    tion of
                                    Incor-
              Name                  poration      Location                           Nature of Business
-----------------------------       ---------   --------------       ------------------------------------------------------
FLORIDA POWER & LIGHT COMPANY       Florida     Juno Beach           Operates as an electric utility company.

*FPL Enersys, Inc.                   Florida     Miami               Holds the stock of a subsidiary which was
                                                                     formed to provide ongoing services to
                                                                     implement energy programs.

**FPL Energy Services II, Inc.       Florida     Miami               Develops energy management systems for
                                                                     commercial, industrial and institutional
                                                                     companies.

*KPB Financial Corp.                 Delaware    Wilmington          Manages financial assets.

FPL GROUP CAPITAL INC               Florida     Juno Beach           Holds the stock of and provides the funding for
                                                                     the operating companies other than FPL.

*Alandco Inc.                       Florida     North Palm Beach     Holds real estate investments.

**Alandco I, Inc.                   Florida     North Palm Beach     Holds real estate investments.

**Alandco/Cascade, Inc.             Florida     North Palm Beach     Holds real estate investments.

**Port 95 Commerce Park             Florida     Juno Beach           Manages property.
  Association, Inc.

*CAS Investments, Inc.              Delaware    Wilmington           Owns investment securities.

*FPL Energy, Inc.                   Florida     Juno Beach           Participates in energy market and clean
                                                                     fuel generation.

**BAC Investment Corp.              Delaware    Wilmington           Manages intangible assets.

**ESI Energy, Inc.                  Florida     North Palm Beach     Holds the stock of subsidiaries participating
                                                                     in energy production projects and leveraged
                                                                     leases.

***Alpha Joshua (Prime), Inc.       California  San Francisco        Inactive.

***Alpha Mariah (Prime), Inc.       California  North Palm Beach     Inactive.

***Beta Mariah (Prime), Inc.        California  North Palm Beach     Inactive.

***Beta Willow (Prime), Inc.        California  San Francisco        Inactive.

***East Mesa Geothermal LLC         Delaware    Juno Beach           Enter into agreements relating to projects.

***ESI Altamont Acquisitions, Inc.  Florida     North Palm Beach     Participates in a wind power project.

***ESI Antilles, Inc.               Florida     North Palm Beach     Inactive.

***ESI Antilles LP, Inc.            Florida     North Palm Beach     Inactive.

***ESI Australia II, Inc.           Delaware    North Palm Beach     Formed to develop waste coal energy projects.

***ESI Bay Area, Inc.               Florida     North Palm Beach     Participates in a wind power project.

***ESI Bay Area GP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

***ESI Brady, Inc.                  Florida     North Palm Beach     Participates in a geothermal project.

***ESI California Holdings, Inc.    California  North Palm Beach     Holding company.

****CH Ormesa, Inc.                 Florida     North Palm Beach     Participates in a geothermal project.

****CH Ormesa LP, Inc.              Florida     North Palm Beach     Participates in a geothermal project.

****CH POSDEF, Inc.                 Florida     North Palm Beach     Participates in a coal project.

****CH POSDEF LP, Inc.              Florida     North Palm Beach     Participates in a coal project.

****Eastern Pacific                 California  San Diego            Holding company.
    Enterprises, Inc.

****ESI Sky River, Inc.             Florida     North Palm Beach     Participates in a wind power project.

***ESI Calistoga GP, Inc.           Florida     North Palm Beach     Participates in a geothermal project.

***ESI Calistoga LP, Inc.           Florida     North Palm Beach     Participates in a geothermal project.

***ESI Cannon Acquisitions LLC      Delaware    Juno Beach           Participates in wind power projects.

*****CPC I, Inc.                    California  Juno Beach           Participates in a wind power project.

*****Ridgetop Turbines, Inc.        California  Juno Beach           Participates in wind power projects.


***ESI Cherokee GP, Inc.            Florida     North Palm Beach     Participates in a combined cycle natural
                                                                     gas project.

***ESI Cherokee LP, Inc.            Florida     North Palm Beach     Participates in a combined cycle natural
                                                                     gas project.

***ESI Cherokee Holdings, Inc.      Florida     North Palm Beach     Participates in a combined cycle natural
                                                                     gas project.

****ESI Cherokee MGP, Inc.          Florida     North Palm Beach     Participates in a combined cycle natural
                                                                     gas project.

***ESI Chesapeake Power, Inc.       Florida     North Palm Beach     Formed to acquire interest in a power
                                                                     plant.

***ESI Dixie Valley, Inc.           Florida     North Palm Beach     Inactive.

***ESI Dixie Valley LP,Inc.         Florida     North Palm Beach     Inactive.

***ESI Doswell, Inc.                Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Doswell GP, Inc.             Florida     North Palm Beach     Participates in combined cycle natural gas project

****Doswell-Hanover, Inc.           Florida     North Palm Beach     Participates in combined cycle natural gas project.

*****Doswell I, Inc.                Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Doswell GP II                Florida     North Palm Beach     Participates in combined cycle natural gas project.
   Holdings, Inc.

****ESI Doswell GP II, Inc.         Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Doswell LP Holdings, Inc.    Florida     North Palm Beach     Participates in combined cycle natural gas project.

****ESI DLP-LP Holdings, Inc.       Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Double "C", Inc.             Florida     North Palm Beach     Participates in a natural gas project.

***ESI Ebensburg, Inc.              Florida     North Palm Beach     Participates in a waste-to-energy project.

***ESI Geothermal Inc.              Florida     North Palm Beach     Participates in a geothermal project.

***ESI Geothermal II, Inc.          Florida     North Palm Beach     Participates in a geothermal project.

***ESI Hawkeye Power, Inc.          Florida     Juno Beach           Participates in a wind project.

****Hawkeye Power Partners, LLC     Delaware    Juno Beach           Development of a wind project.

***ESI Jonesboro, Inc.              Florida     North Palm Beach     Inactive.

***ESI Kern Front, Inc.             Florida     North Palm Beach     Participates in a natural gas project.

***ESI Lake Benton Holdings, Inc.   Florida     North Palm Beach     Holding company for a project.

***ESI LP, Inc.                     Florida     North Palm Beach     Formed to invest in partnerships.

***ESI Mojave, Inc.                 Florida     North Palm Beach     Participates in a wind power project.

***ESI Mojave LLC                   Delaware    North Palm Beach     Participates in a wind power project.

****ESI Mojave 16/17/18 LLC         Delaware    Juno Beach           Participates in a wind power project.

***ESI Montgomery County, Inc.      Florida     North Palm Beach     Participates in a waste-to-energy project.

***ESI Multitrade LP, Inc.          Florida     North Palm Beach     Participates in a wood-burning electric generating
                                                                     project.

***ESI New Bedford LLC              Delaware    Juno Beach           Development of gas-fired power plants.

***ESI New Jersey Energy GP, Inc.   Florida     North Palm Beach     Formed to acquire generation assets.

***ESI Northeast Energy             Florida     North Palm Beach     Formed to acquire generation assets.
   Acquisition Funding, Inc.

***ESI Northeast Energy             Florida     North Palm Beach     A funding corporation.
   Funding, Inc.

***ESI Northeast Energy GP, Inc.    Florida     North Palm Beach     Participate in combined cycle natural
                                                                     gas project.

***ESI Northeast Energy LP, Inc.    Florida     North Palm Beach     Participate in combined cycle natural
                                                                     gas project.

***ESI Northeast Fuel               Florida     Juno Beach           Fuel management services.
   Management, Inc.

***ESI Ormesa Debt Holdings LLC     Delaware    Juno Beach           Formed to acquire partnership interest.

***ESI Ormesa Holdings, Inc.        Florida     North Palm Beach     Formed to acquire partnership interest.

***ESI Ormesa Holdings I LLC        Delaware    Juno Beach           Participates in a geothermal project.

***ESI Ormesa IE Equity, Inc.       Florida     Juno Beach           Participates in a geothermal project.

****ESI Ormesa Equity Holdings LLC  Delaware    Juno Beach           Participates in a geothermal project.

***ESI Ormesa IE Resource LLC       Florida     Juno Beach           Participates in a geothermal project.

***ESI Ormesa IH Resource LLC       Delaware    Juno Beach           Holds assets of a geothermal project.

***ESI Philippines, Inc.            Florida     North Palm Beach     Formed to pursue energy-related business
                                                                     opportunities.

***ESI Pittsylvania, Inc.           Florida     North Palm Beach     Participates in a wood-burning electric
                                                                     generating project.

***ESI Prairie Winds GP, LLC        Delaware    North Palm Beach     Inactive.

***ESI Prairie Winds LP, LLC        Delaware    North Palm Beach     Inactive.

***ESI SEMASS Corp. LP, Inc.        Florida     North Palm Beach     Participates in a waste to energy
                                                                     project.

***ESI Sierra, Inc.                 Florida     North Palm Beach     Participates in a natural gas project.

***ESI Silverado Delaware LLC       Delaware    North Palm Beach     Holding company for a steam project.

****ESI Silverado Holdings LLC      Delaware    North Palm Beach     Holding company for a steam project.

*****Silverado Geothermal           California  North Palm Beach     Holds a steam sales agreement.
     Resources, Inc.

***ESI Steamboat, Inc.              Florida     North Palm Beach     Formed to service a loan.

***ESI Tehachapi Acquisitions,      Florida     Juno Beach           Participates in wind power projects.
   Inc.

***ESI Vansycle GP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

***ESI Vansycle LP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

***ESI Victory, Inc.                Florida     Juno Beach           Participates in a wind power project.

***ESI West Enfield, Inc.           Florida     Juno Beach           Inactive.

***ESI West Texas Energy, Inc.      Florida     Juno Beach           Participates in a wind power project.

****West Texas Wind Energy          Delaware    Juno Beach           Participates in a wind power project.
    Partners, LLC

***ESI WTE Development, Inc.        Florida     North Palm Beach     Participates in a waste to energy
                                                                     project.

***FPL Energy Altamonte             Delaware    Santa Rosa           Participates in a wind power project.
   Acquisitions LLC

***FPL Energy Coldwater Creek,      Delaware    Juno Beach           Participates in a geothermal project.
   LLC

***FPL Energy Doswell Holdings,     Florida     Juno Beach           Hold stock in combined cycle gas-fired
   Inc.                                                              project.

****FPL Energy Doswell Funding      Delaware    Wilmington           Formed to finance combined cycle gas-fired
    Corporation                                                      project.

****Doswell Funding Corporation     Florida     Juno Beach           Inactive.

***FPL Energy East Mesa Holdings    Delaware    Juno Beach           Participates in geothermal project.
   LLC

***FPL Energy Geo East Mesa         Florida     Juno Beach           Participates in geothermal project.
   Partners, Inc.

***FPL Energy Everett LLC           Delaware    Juno Beach           Develop and construct combined cycle
                                                                     natural gas project.

***FPL Energy Everett L.L.C.        Florida     Juno Beach           Develop and construct combined cycle
                                                                     natural gas project.

***FPL Energy Geysers LLC           Delaware    Juno Beach           Formed to acquire geothermal assets.

***FPL Energy Marcus Hook, Inc.     Florida     Juno Beach           Develop combined cycle natural gas projects.

****FPL Energy Marcus Hook LLC      Delaware    Juno Beach           Develop combined cycle natural gas projects.

***FPL Energy MH50 GP, LLC          Delaware    Juno Beach           Develop combined cycle natural gas projects.

***FPL Energy MH50 LP,LLC           Delaware    Juno Beach           Develop combined cycle natural gas projects.

***FPL Energy Operating             Florida     North Palm Beach     Provides operating and maintenance services and
   Services, Inc.                                                    fuel procurement for projects.

****FPL Energy Brady Power          Florida     North Palm Beach     Provides operating services for a geothermal
    Services, Inc.                                                   project.

****FPL Energy Calistoga Power      Florida     North Palm Beach     Operating and maintenance company for a
    Services, Inc.                                                   geothermal project.

****FPL Energy CO2 Operations,      Florida     Juno Beach           Participates in combined cycle gas-fired
    Inc.                                                             electric generation.

****FPL Energy Doswell Power        Florida     North Palm Beach     Provides operating and maintenance services for
    Services, Inc.                                                   a power project.

****FPL Energy Virginia Power       Florida     North Palm Beach     Participates in operation and maintenance
    Services, Inc.                                                   services at projects.

***FPL Energy Solar Funding Corp.   Florida     Juno Beach           Holds stock in a solar electric generating
                                                                     system project.

****FPL Energy Caithness Funding    Delaware    Juno Beach           Financed a solar electric generating
    Corporation                                                      system project.

***FPL Energy Vansycle LLC          Florida     Juno Beach           Participates in a wind powered project.

***FPL Investments Inc.             Florida     North Palm Beach     Manages a leveraged lease portfolio.

***Harper Lake Acquisitions, Inc.   Florida     North Palm Beach     Formed to acquire assets of a solar
                                                                     electric generating system.

***Harper Lake Holdings, Inc.       Florida     North Palm Beach     Formed to acquire senior debt of a solar
                                                                     electric generating system.

***Harper Lake Management, Inc.     Florida     Delaware             Acquired assets of a solar electric
                                                                     generating system.

***Harper Lake Operations, Inc.     California  North Palm Beach     Operates a solar electric generating
                                                                     system.

***High Desert Land Acquisition     Delaware    Juno Beach           Purchased asets of a solar electric
   LLC                                                               generating system.

***Hyperion VIII, Inc.              Florida     North Palm Beach     Participates in a solar electric generating
                                                                     system.

***Hyperion IX, Inc.                Florida     North Palm Beach     Participates in a solar electric generating
                                                                     system.

***MES Financial Corp.              Delaware    Wilmington           Manages financial assets.

***NG Acquisition LLC               Florida     Juno Beach           Inactive.

****Nevada Geothermal Holdings      Florida     Juno Beach           Participates in a geothermal project.
    L.L.C.

***Northern Cross Investments,      Delaware    North Palm Beach     Holds the stock notes of a solar electric
   Inc.                                                              generating project.

***Philadelphia Refinery            Delaware    Juno Beach           Development of a potential project.
   Generation, LLC

***Sullivan Street Investments,     Delaware    North Palm Beach     Holds the stock notes of a solar electric
   Inc.                                                              generating project.

**FPL Energy Maine, Inc.            Delaware    Juno Beach           To acquire generation assets of a power
                                                                     company.

***FPL Energy Avec LLC              Delaware    Juno Beach           To acquire ownership of a power company.

***FPL Energy Mason LLC             Delaware    Juno Beach           To acquire ownership of a power company.

***FPL Energy Maine Hydro LLC       Delaware    Juno Beach           To acquire ownership of a power plant.

***FPL Energy Wyman LLC             Delaware    Juno Beach           To acquire ownership of a power plant.

***FPL Wyman IV LLC                 Delaware    Juno Beach           To acquire ownership of a power plant.

**FPL Energy East Mesa Holdings     Delaware    Juno Beach           Holds assets of a geothermal project.
  LLC

**FPL Energy Power Marketing, Inc.  Florida     Juno Beach           Market retail power.

**FPL Group International, Inc.     Florida     Juno Beach           Participates in international power projects.

***Crete I Cayman, Inc.             Cayman      Cayman Islands       Participates in a wind power project.
                                    Islands,
                                    B.W.I.

***Crete II Cayman, Inc.            Cayman      Cayman Islands       Participates in a wind power project.
                                    Islands,
                                    B.W.I.


***Crete III Cayman, Inc.           Cayman      Cayman Islands       Participates in a wind power project.
                                    Islands,
                                    B.W.I.

***Faeto Cayman, Inc.               Cayman      Cayman Islands       Participates in a wind power project.
                                    Islands,
                                    B.W.I.

***FPL Energy Brazil I, LLC         Delaware    Juno Beach           Inactive.

***FPL Energy Brazil II, LLC        Delaware    Juno Beach           Inactive.

***FPL Group Argentina, Inc.        Florida     North Palm Beach     International power projects.

***FPL Group International          Florida     North Palm Beach     Inactive.
      South America, Inc.

****FPL Group International         Cayman      Cayman Islands       International power projects.
    Brazil (Cayman) I, Inc.         Islands,
                                    B.W.I.

*****FPL-I Brasil, LTDA.            Brazil      Brazil               Participates in a power project.

****FPL Group International         Cayman      Cayman Islands       International power projects.
    Brazil (Cayman) II, Inc.        Islands,
                                    B.W.I.

***FPL Group International          Florida     North Palm Beach     Inactive.
   South America II, Inc.

***FPL International                Cayman      Cayman Islands       International power projects.
   Holdings, Inc.                   Islands,
                                    B.W.I.

***FPL International Holdings       Cayman      Cayman Islands       International power projects.
   II, Inc.                         Islands,
                                    B.W.I.

****Owenreagh Cayman Power          Cayman      Cayman Islands       International power projects.
    Partners, LLC                   Islands,
                                    B.W.I.

***FPL International Investment     Cayman      Cayman Islands       International power projects.
   Company                          Islands,
                                    B.W.I.

***FPL Mamonal, Inc.                Florida     North Palm Beach     Participates in international
                                                                     power projects.

***FPL TermoCandelaria, Inc.        Florida     North Palm Beach     Participates in international
                                                                     power projects.

***FPL Termovalle, Inc.             Florida     North Palm Beach     Participates in international
                                                                     power projects.

***Karaha Bodas Investment Corp.    Cayman      Cayman Islands       Participates in a geothermal project.
                                    Islands,
                                    B.W.I.

***Monte San Giorgio Cayman, Inc.   Cayman      Cayman Islands       Participates in a wind power project.
                                    Islands,
                                    B.W.I.

***Mynydd Gordu Cayman, Inc.        Cayman      Cayman Islands       Participates in international power projects.
                                    Islands,
                                    B.W.I.

***Owenreagh Cayman, Inc.           Cayman      Cayman Islands       Participates in international power projects.
                                    Islands,
                                    B.W.I.

***Riva-Caleone Cayman, Inc.        Cayman      Cayman Islands       Participates in international power projects.
                                    Islands,
                                    B.W.I.

***San Bartolomeo Cayman, Inc.      Cayman      Cayman Islands       Participates in international power projects.
                                    Islands,
                                    B.W.I.

***Werfa Cayman, Inc.               Cayman      Cayman Islands       Participates in international power projects.
                                    Islands,
                                    B.W.I.

**Square Lake Holdings, Inc.        Delaware    Juno Beach           Set up to acquire a project.

*FPL Energy Services, Inc.          Florida     Miami                Formed to provide ongoing services to
                                                                     implement energy programs.

**FPL Thermal Systems, Inc.         Florida     Juno Beach           Build, own and operate district cooling
                                                                     facilities.

*FPL Group Holdings 1, Inc.         Florida     Juno Beach           Inactive.

*FPL Group Holdings 2, Inc.         Florida     June Beach           Inactive.

*FPL Holdings Inc                   Florida     Juno Beach           Holds certain fixed assets used by FPL Group.

**Colonial Penn Capital             Delaware    Juno Beach, FL       Holds the stock of Bay Loan and Investment
  Holdings, Inc.                                                     Bank.

***Bay Loan and Investment Bank     Rhode       Providence           Holds commercial and consumer loans and time
                                    Island                           deposits.  Bay Loan was reclassified to
                                                                     discontinued operations in 1991; therefore
                                                                     no financial statements are presented.

*Group Capital Services, Inc.       Florida     Juno Beach           Formed to participate in a project.

*HJT Holdings, Inc.                 Delaware    Wilmington           Manages intangible assets.

**SRM Investments, L.P.             N/A         N/A                  Limited partnership holding intangible assets.

****EMB Investments, Inc.           Delaware    Wilmington           Manages intangible assets.

*LCR Holdings, Inc.                 Delaware    Wilmington           Manages intangible assets.

**SRM Investments, L.P.             N/A         N/A                  Limited partnership holding intangible assets.

****EMB Investments, Inc.           Delaware    Wilmington           Manages intangible assets.

*Palms Insurance Company,           Cayman      Cayman Islands       Operates as a captive insurance company
 Limited                            Islands,                         primarily engaged in reinsuring liability
                                    B.W.I.                           insurance coverage for FPL Group, Inc. and its
                                                                     subsidiaries.

*Praxis Group, Inc.                 Delaware    Miami, FL            Holds certain immaterial assets and
                                                                     liabilities, but no longer actively in business.

*QualTec Professional               Florida     Miami, FL            Holds certain immaterial assets and
 Services, Inc.                                                      liabilities but no longer actively in business.

*Telesat Cablevision, Inc.          Florida     Miami, FL            Owns investments in cable TV partnerships
                                                                     and joint ventures.

**Mayberry Investments, Inc         Delaware    Wilmington           Manages intangible assets.


**Telesat Cablevision of            Florida     Miami, FL            Holds the stock of subsidiaries involved
  South Florida, Inc.                                                in cable partnerships.

***Cable GP, Inc.                   Florida     Miami, FL            Owns a general partnership interest in a
                                                                     cable television joint venture.

***Cable LP I, Inc.                 Florida     Miami, FL            Owns limited partnership interests in
                                                                     cable television joint ventures.

***Cable LP II, Inc.                Florida     Miami, FL            Inactive.

***Cable LP III, Inc.               Florida     Miami, FL            Owns a limited partnership interest in a
                                                                     cable television joint venture.

***Cable LP (PASCO), Inc.           Florida     Juno Beach           Participates in a television joint venture.

*Turner Foods Corporation           Florida     Punta Gorda          Holding company.

**AMS Realty, Inc.                  Florida     Punta Gorda          Inactive.

**Turner Corporation                Florida     Immokalee            Inactive.

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